UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
COLONY NORTHSTAR, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

April 3, 2018
Dear Fellow Stockholder:
It is my pleasure to invite you to the 2018 Annual Meeting of Stockholders of Colony NorthStar, Inc. (the “Company”), which will be held on Tuesday, May 8, 2018, at 8:00 a.m., Eastern Time, at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036.
At this year’s meeting, you will be asked to (i) elect ten directors; (ii) approve (on a non-binding basis) the compensation of our named executive officers; and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018. The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the annual meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.
I sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report to stockholders are enclosed with this notice of annual meeting and proxy statement.

Sincerely,

Thomas J. Barrack, Jr.
Executive Chairman of the Board of Directors

COLONY NORTHSTAR, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2018

Dear Stockholder:
You are cordially invited to attend our 2018 Annual Meeting of Stockholders to be held on Tuesday, May 8, 2018, at 8:00 a.m., Eastern Time, at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036 for the following purposes:

1.
To elect ten directors from the nominees named in the attached proxy statement to serve one-year terms expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve (on a non-binding basis) the compensation of our named executive officers as of December 31, 2017;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on March 27, 2018 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.
This notice and the enclosed proxy statement are first being made available to our stockholders on or about April 3, 2018.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Directors,

Ronald M. Sanders
Chief Legal Officer and Secretary
Los Angeles, California
April 3, 2018

COLONY NORTHSTAR, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 8, 2018
This proxy statement and our 2017 Annual Report to Stockholders are available at http://www.clns.com/events.php; or
http://www.astproxyportal.com/ast/21248
ABOUT THE MEETING
Why am I receiving this proxy statement?
This proxy statement contains information related to the solicitation of proxies for use at our 2018 annual meeting of stockholders, to be held at 8:00 a.m., Eastern Time, on Tuesday, May 8, 2018 at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Colony NorthStar, Inc. on behalf of our Board of Directors (our “Board” or “Board of Directors”). “We,” “our,” “us,” “Colony NorthStar,” and the “Company” refer to Colony NorthStar, Inc. This proxy statement, the enclosed proxy card and our 2017 annual report to stockholders are first being mailed to stockholders beginning on or about April 3, 2018.
Who is entitled to vote at the annual meeting?
Only holders of record of our Class A common stock, $0.01 par value (“Class A common stock”), and Class B common stock, $0.01 par value (“Class B common stock”), at the close of business on March 27, 2018, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our Class A common stock and Class B common stock constitute the only classes of securities entitled to vote at the meeting. For all purposes hereafter, references to our “common stock” shall refer to our Class A common stock and Class B common stock, as applicable, taken together as a single class, subject to the voting rights set forth below.
What are the voting rights of stockholders?
Holders of Class A common stock and Class B common stock vote together on all proposals for consideration at the annual meeting. Each holder of Class A common stock outstanding on the record date is entitled to one vote per share on each proposal to be voted on. Each holder of Class B common stock outstanding on the record date is entitled to thirty-six and one-half (36.5) votes per share on each proposal to be voted on.
Who can attend the annual meeting?
All holders of our common stock at the close of business on March 27, 2018, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, your shares are held through a bank, broker, trustee or other nominee), you will need to bring a copy of a recent bank or brokerage statement evidencing your ownership of our common stock.
What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of holders of common stock entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. We will include abstentions and broker non-votes in the calculation of the number of votes considered to be present and entitled to vote at the meeting for purposes of determining whether a quorum exists. Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which shares of our Class A common stock are traded), brokers holding shares of our Class A common stock for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the advisory proposal regarding “say on pay” described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the “say on pay” proposal. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals.
The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2018 is a matter considered routine under applicable NYSE rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.
As of the record date, there were 513,314,879 shares of our Class A common stock and 736,240 shares of our Class B common stock outstanding.
How do I vote shares that are held in my name?
You may vote by any of the following means:
In Person at the Meeting: You may vote by attending the meeting and voting in person.
By Mail: You may vote by mail by completing and signing your proxy card and returning it in the enclosed, prepaid and addressed envelope.
How do I vote my shares that are held by my broker?
If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.
How are votes counted?
If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If your properly signed proxy card does not provide specific voting instructions, the persons designated as proxy holders on the proxy card will vote (1) “FOR” each nominee for director, (2) “FOR” the advisory approval of the resolution approving the compensation of our named executive officers as of December 31, 2017, (3) “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for 2018, and (4) as recommended by our Board of Directors with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in such proxy holder’s own discretion.
May I revoke my vote after I return my proxy card?
Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with Ronald M. Sanders, our Chief Legal Officer and Secretary, a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person. Attendance at the meeting alone will not act to revoke a prior proxy. Notices of revocation or later dated proxies should be sent to the following address: Ronald M. Sanders, Chief Legal Officer and Secretary, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

What are the Board’s recommendations?
The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement (see “Proposal 1: Election of Directors”);

•	FOR approval of the compensation of our named executive officers as of December 31, 2017 (see “Proposal 2: Advisory Vote on Executive Compensation”); and

•
FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2018 (see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm”).

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. We have retained D.F. King & Co., Inc. at an aggregate estimated cost of $12,500, plus out-of-pocket expenses, to assist in the solicitation of proxies.
How many votes are required to approve the proposals?
The affirmative vote of a majority of the total votes cast for and against at a meeting duly called and at which a quorum is present, is required for the election of a director, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and are voted “against” the election of a director. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three days after certification of the results, in accordance with the Company’s written corporate governance guidelines. For purposes of the election of directors, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of EY as our independent registered public accounting firm for 2018. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

OUR COMPANY
Colony NorthStar, Inc. (NYSE: CLNS) is a leading global real estate and investment management firm, principally located in Los Angeles, California and New York, New York, with more than 500 employees in offices across 18 cities in ten countries. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments, as well as an embedded institutional and retail investment management business. The Company currently has assets under management, including both the Company’s balance sheet and third party managed investments, of $43 billion, and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, traded and non-traded real estate investment trusts (“REITs”) and registered investment companies.
We were organized on May 31, 2016 as a Maryland corporation, and intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2017. We conduct our operations as a REIT, and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). We conduct substantially all of our activities and hold substantially all of our assets and liabilities through Colony Capital Operating Company, LLC, a Delaware limited liability company (our “Operating Company”). As of December 31, 2017, the Company owned 94.4% of the Operating Company, as its sole managing member.
At the closing of the Merger, as described below, the Company adopted a best-in-class corporate governance structure, including (i) appointing a 10-director non-classified board comprised of 80% independent directors, (ii) opting out of provisions of the Maryland Unsolicited Takeover Act (“MUTA”) and (iii) instituting a majority voting standard for election of directors, among other improvements described in further detail below.
Our principal executive office is located at 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. Our telephone number is (310) 282-8820, and our website address is www.clns.com.
Colony NorthStar Merger
On January 10, 2017, the tri-party merger (the “Merger”) among NorthStar Asset Management Group Inc. (“NSAM”), Colony Capital, Inc. (“Colony Capital” or “Colony”) and NorthStar Realty Finance Corp. (“NorthStar Realty” or “NRF”) to form Colony NorthStar was completed in an all-stock exchange. The Merger created a significantly larger, more scalable and diversified, internally-managed equity REIT that includes an established institutional and retail investment management platform.
Colony NorthStar Business
Our vision is to establish Colony NorthStar as a leading global real estate and investment management firm, with multiple avenues to drive growth and create value for stockholders. We believe our deep understanding of commercial real estate (“CRE”) provides us a significant advantage in identifying relative value throughout real estate cycles. Through our prudent sector or subsector capital allocation and operational capabilities, we aim to generate outsized total returns to stockholders. In addition, we have third party investor participation in sponsored investment vehicles that serve as a potential enhancement to stockholder returns through fee income and as an additional source of liquidity and growth. We expect our embedded investment management platform will allow us to scale our core segments while providing revenue diversification.
Colony NorthStar Segments
We conduct our business through the following five segments:

•
Healthcare - Our healthcare segment is composed of a diverse portfolio of medical office buildings, senior housing, skilled nursing facilities and other healthcare properties, including hospitals. We earn rental income from medical office buildings as well as senior housing and skilled nursing facilities structured under net leases to healthcare operators, and resident fee income from senior housing operating facilities that operate through management agreements with independent third party operators.

•
Industrial - Our industrial segment is composed primarily of light industrial assets in infill locations throughout the U.S. that are vital for e-commerce and other tenants that require increasingly quick delivery times.

•
Hospitality - Our hotel portfolio is geographically diverse and is composed of primarily extended stay hotels and premium branded select service hotels primarily located in major metropolitan markets, with the majority affiliated with top hotel brands.

•
Other Equity and Debt - Our other equity and debt segment includes our portfolios of net lease, multifamily and multi-tenant office properties, a limited service hospitality portfolio primarily located across the Southwest and Midwest United States, our interest in a portfolio of CRE loans and securities, limited partnership interests in real estate private equity funds and various other equity investments. On February 1, 2018, Colony NorthStar Credit Real Estate, Inc., a leading CRE credit REIT, announced the completion of the combination (the “Combination”) of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with substantially all of the assets and liabilities of NorthStar Real Estate Income Trust, Inc. and all of the assets and liabilities of NorthStar Real Estate Income II, Inc. in an all-stock transaction. In connection with the closing of the Combination, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The Combination created a permanent capital vehicle, externally managed by the Company,

•	Investment Management - We generate fee income through investment management services, sponsoring numerous investment products across a diverse set of institutional and retail investors.
Colony NorthStar Best-in-Class Corporate Governance Structure
At the closing of the Merger, the Company adopted the following features to achieve a best-in-class corporate governance structure for Colony NorthStar. The Board of Directors and management believe that having these additional stockholder-focused corporate governance elements has the opportunity to enhance Colony NorthStar’s business and value to stockholders.

1.
80% Independent Directors with Extensive Real Estate and Board Governance Experience. Colony NorthStar’s Board includes eight independent directors, which constitute 80% of the members of the Board, who are each highly respected and recognized leaders in the real estate and related industries.

2.	No Classified Board. All of Colony NorthStar’s directors will stand for election annually.

3.
Opted out of MUTA. Colony NorthStar opted out of all of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (the “MGCL”), otherwise referred to as the Maryland Unsolicited Takeover Act, which would have permitted Colony NorthStar’s board to elect, without stockholder approval, to adopt a classified board structure and other anti-takeover provisions.

4.
Majority Voting Standard for Election of Directors. In uncontested elections, members of Colony NorthStar’s board will be elected by majority vote, with incumbent directors who are not re-elected being required to submit a resignation. A plurality voting standard will apply to contested elections.

5.
Stockholders Permitted to Call Special Meetings. Stockholders holding 25% of the Colony NorthStar voting power will be entitled to call a special meeting of stockholders. This was reduced from the majority requirement considered prior to the Merger.

6.
Stockholders Have the Right to Remove and Replace Directors. Colony NorthStar stockholders have the right to remove directors at a special meeting of stockholders, with or without cause, by majority vote. Colony NorthStar stockholders also have the right to fill vacancies resulting from the removal of directors.

7.
Stockholders May Amend Bylaws. Stockholders are entitled to amend Colony NorthStar’s bylaws by majority vote. In addition, Colony NorthStar’s Board is not permitted to unilaterally amend any bylaw provisions adopted by stockholders. The Company eliminated the prior charter provision, permitted under Maryland law, which precluded stockholders from amending Colony NorthStar’s bylaws.

8.
Stockholder Approval Required to Increase the Number of Shares Available for Issuance. The Company eliminated the charter provision, permitted under Maryland law, which allowed the Board to increase or decrease without stockholder approval the number of Colony NorthStar’s shares available for issuance. Any such increase now requires the approval of Colony NorthStar’s stockholders by majority vote.

9.	Directors are Subject to Stock Ownership Guidelines. Directors are required to maintain stock ownership equal to four times (4x) their annual cash retainer.

10.
Anti-Hedging Policy. The Company adopted a robust policy on inside information and insider trading, to which all covered persons (as defined therein), including all directors and officers of the Company, are subject. In part, this policy strictly prohibits, at all times, the trading in call or put options involving the Company’s securities and other derivative securities; engaging in short sales of the Company’s securities; holding the Company’s securities in a margin account; and, except in limited circumstances, pledging the Company’s stock to secure margin or other loans.

11.	Improved Dissenters’ Rights. The charter of Colony NorthStar provides for dissenters’ rights that are more favorable than those provided for in the MGCL.

Formation of Risk Committee
In February 2017, our Board of Directors formed a Risk Committee and appointed members comprised solely of independent directors, to oversee comprehensive scale risk assessment and risk management of the Company. The oversight responsibility includes the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. The types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee also evaluates and monitors insurance coverage, risk sharing and fraud and corruption exposure and management.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is currently comprised of 10 directors. Our Board of Directors has recommended that the following 10 persons be elected to serve on our Board, each until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified: Thomas J. Barrack, Jr., Richard B. Saltzman, Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Justin E. Metz, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens. All of the nominees are currently serving as directors of the Company and, except for Mr. Saltzman, were elected by our stockholders at the 2017 annual meeting of stockholders. Our Board elected Richard B. Saltzman, our President and Chief Executive Officer, to the Board to replace David T. Hamamoto as a member of our Board, effective January 11, 2018.
Our Board of Directors has affirmatively determined that the following eight director nominees are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Justin E. Metz, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens.
Our Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Directors, or the Board of Directors may, as permitted by our bylaws, decrease the size of our Board of Directors.
Vote Required and Recommendation
The affirmative vote of a majority of the total votes cast for and against each nominee for director at the meeting is required for the election of such nominee as a director. See “About the Meeting - How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED ABOVE.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
The following sets forth certain information concerning our Board of Directors and executive officers. The director nominees and executives listed below are leaders in business as well as in the real estate and financial communities because of their intellectual acumen and analytic skills, strategic vision and their records of outstanding accomplishments over several decades. Each director nominee has been chosen to stand for re-election in part because of his or her ability and willingness to understand our unique position and evaluate and implement our strategies. In connection with the resignation of David T. Hamamoto, who was previously our Executive Vice Chairman, from our Board effective on January 11, 2018, our Board elected Richard B. Saltzman, our President and Chief Executive Officer, to the Board to replace Mr. Hamamoto as a member of our Board, effective January 11, 2018.
The information below includes each director nominee’s and executive officer’s name, principal occupation, business history and certain other information, including, for director nominees, the specific experience, qualifications, attributes and skills that led our Board to conclude that each such person should serve as a director of our company.
Board of Directors

Name	Age (1)	Title
Thomas J. Barrack, Jr.	70	Director, Executive Chairman
Richard B. Saltzman	61	Director, President and Chief Executive Officer
Douglas Crocker II	77	Director
Nancy A. Curtin	60	Director
Jon A. Fosheim	67	Director
Justin E. Metz	44	Director
George G. C. Parker	79	Director
Charles W. Schoenherr	58	Director
John A. Somers	74	Director
John L. Steffens	76	Director

(1)	Ages as of April 3, 2018
Thomas J. Barrack, Jr. is the Executive Chairman of Colony NorthStar, having previously held the position of Founder and Executive Chairman of Colony Capital, the predecessor to Colony NorthStar. Prior to founding the Colony Capital business in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. Additionally, in 2010 French president Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur.
From January 2016 through June 2017, Mr. Barrack served as co-chairman of the board of trustees of Colony Starwood Homes (NYSE: SFR), a leading single-family rental real estate investment trust. From January 2014 to May 2016, Mr. Barrack served on the board of directors of Carrefour S.A., a French multinational retailer and the second largest retailer in the world. Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm.
From January 2006 to April 2013, Mr. Barrack served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris. Mr. Barrack has also served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and Human Resources Committee.
Mr. Barrack received a Bachelor of Arts in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review, and received a Juris Doctor in 1972 from the University of San Diego. Mr. Barrack is the recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University and a Trustee at the University of Southern California.

Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack has a long track record and experience managing and investing in commercial mortgage loans and other CRE and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and REO properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to the Board.
Richard B. Saltzman is the President and Chief Executive Officer and a member of the Board of Directors of Colony NorthStar, having previously held the positions of President and Chief Executive Officer and a member of the Board of Directors of Colony Capital, the predecessor to Colony NorthStar. In addition, he is Chairman of the Board of Directors of Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC) as well as Chairman of the Board of Directors of NorthStar Realty Europe Corp. (NYSE: NRE), companies that are externally managed by Colony NorthStar.
Prior to joining the Colony Capital business in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments. Most recently, he was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as Chief Operating Officer of Investment Banking and had responsibility for Merrill Lynch’s Global Leveraged Finance business. Mr. Saltzman was also responsible for various real estate-related principal investments, including the Zell/Merrill Lynch series of funds which acquired more than $3.0 billion of commercial real estate assets and where he was a member of the investment committee.
Mr. Saltzman also serves on the Board of Directors of Kimco Realty Corporation (NYSE: KIM). Previously, he served on the Board of Trustees of Colony Starwood Homes (NYSE: SFR) from January 2016 to June 2017. He was also previously a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), on the board of directors of the Real Estate Roundtable and a member of the Board of Trustees of the Urban Land Institute, Treasurer of the Pension Real Estate Association, a Director of the Association of Foreign Investors in Real Estate and a past Chairman of the Real Estate Capital Policy Advisory Committee of the National Realty Committee.
Mr. Saltzman received his Bachelor of Arts from Swarthmore College in 1977 and a Master of Science in Industrial Administration from Carnegie Mellon University in 1979.
Mr. Saltzman’s expertise in real estate-related businesses, investments and capital markets, developed through more than 38 years of real estate principal investing and investment banking experience, provides a valuable perspective to the Board in developing, leading and overseeing the Company’s business as President and Chief Executive Officer. Mr. Saltzman’s current and past service on the boards of real estate investment trusts and other real estate-based organizations also provides the Board with valuable perspectives into the real estate industry.
Douglas Crocker II is a non-executive director of Colony NorthStar. Mr. Crocker has been the managing partner of DC Partners LLC, a firm that invests in and develops apartment properties, since 2013. From 2006 to 2013, Mr. Crocker was the Chairman of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a commercial real estate firm. He was the Chief Executive Officer of Equity Residential, a multi-family residential REIT, from December 1992 until his retirement in December of 2002.
During his more than 40 years of real estate experience, Mr. Crocker has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker currently is a member of the board of directors of Acadia Realty Trust, a publicly traded REIT, since 2003. Previously, during the past five years, Mr. Crocker was a member of the board of directors of the following publicly traded companies: Care Capital Properties, Inc., from August 2015 until August 2017, when the company merged into Sabra Health Care REIT, Inc.; Ventas, Inc. from 1998 until May 2016; CYS Investments, Inc. from 2007 to May 2015; Associated Estates Realty Corporation from December 2014 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc.; and Post Properties, Inc. from 2004 to May 2012.
Mr. Crocker is a member of the National Multi-Housing Council, having previously served as its Chairman. In addition, Mr. Crocker currently serves as a trustee of Milton Academy and New Bedford Whaling Museum, and formerly served as a trustee of Urban Land Institute and DePaul University. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock

Review’s Outstanding CEO Award, and received the National Association of Real Estate Investment Trusts (NAREIT) 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the National Association of Corporate Directors (NACD).
Mr. Crocker holds a Bachelor of Arts from Harvard University.
Mr. Crocker’s expertise as a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation, and corporate governance, qualify him to serve as a director.
Nancy A. Curtin is a non-executive director of Colony NorthStar, having previously served as a director of Colony Capital, the predecessor to Colony NorthStar, from August 2014 to January 2017. Ms. Curtin is the Chief Investment Officer and Head of Investments of Close Brothers Asset Management (CBAM). CBAM is the asset management arm of Close Brothers Group Plc, (CBG). Established in 1878, CBG is a specialist financial services group engaged in banking, securities and asset management activities. CBG is listed on the London Stock Exchange and is a member of the FTSE 250, with over 2,700 employees. With over 550 employees it is focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore.
Prior to CBAM, Ms. Curtin has had a range of senior roles in asset management, private equity and alternative asset investing. She served as the Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, an alternative asset management firm working with institutional, HNW and family office clients, from April 2002 until it was purchased by CBAM in January 2010.
Ms. Curtin was Managing Director of Schroders Plc, a £268 billion global asset management firm, where she was also Head of Global Investments for the Mutual Funds business. Prior to Schroders, Ms. Curtin was Head of Emerging Markets at Baring Asset Management, a £60 billion global investment management firm, currently owned by MassMutual Financial Group.
Ms. Curtin received a Bachelor of Arts in political science, summa cum laude, from Princeton University in 1979 and a Master of Business Administration from Harvard Business School in 1983.
Ms. Curtin’s years of investment management experience and senior roles in asset management, private equity and alternative asset investing is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Ms. Curtin’s extensive experience as a senior investment professional in London and across Europe provides the Board and management invaluable perspective on the Company’s focus on European investment opportunities.
Jon A. Fosheim is a non-executive director of Colony NorthStar. Previously, Mr. Fosheim was the Chief Executive Officer of Oak Hill REIT Management, LLC (Oak Hill) from 2005 until he retired in 2011. Oak Hill is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm. Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. Mr. Fosheim also serves as a member of the board of directors, including its audit committee and corporate governance committee, of Apple Hospitality REIT, Inc., a publicly traded REIT, positions he has held since January 2015. Mr. Fosheim also served as a member of the board of Associated Estates Realty Corporation, a publicly traded REIT, from February 2015 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc.
In addition, Mr. Fosheim is a director and chairman of the audit committee of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. In 2003, Mr. Fosheim was a recipient of the National Association of Real Estate Investment Trusts (NAREIT) Industry Achievement Award.
Mr. Fosheim holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of South Dakota.
Mr. Fosheim’s extensive investment management experience and his leadership and management background provides him with the skills and qualifications to serve as a director.
Justin E. Metz is a non-executive director of Colony NorthStar. Previously, Mr. Metz served as an independent director of NSAM, a position he had held from June 2014 until January 2017. Mr. Metz is also the Managing Principal of the Related Companies’ real estate fund management team, which he founded in April 2009, operating from offices in New York, Chicago, Boston, Dallas and Los Angeles and staffed with industry veterans. The fund management platform currently manages capital on behalf of sovereign wealth funds, public pension plans, multi-managers, endowments, Taft Hartley plans and family offices across the following strategies: distressed and value added real estate opportunities, origination and acquisition of construction and transitional loans and multifamily housing opportunities across the United States.
Prior to joining Related Companies, Mr. Metz served as a Managing Director at Goldman Sachs. During his 12 years at Goldman Sachs, Mr. Metz held numerous positions of increasing responsibility and served on various boards and investment committees. Mr. Metz is a principal shareholder of Related Fund Management, LLC and Sousa Holdings, LLC. Mr. Metz holds a Bachelor of Arts from the University of Michigan.

Mr. Metz’s real estate investment experience, coupled with his leadership experience from his service on various boards and investment committees, qualify him to serve as a director.
George G. C. Parker, Ph.D. is a non-executive director of Colony NorthStar. He previously served as a director for Colony Capital, the predecessor to Colony NorthStar, since its initial public offering in September 2009 until January 2017. Professor Parker has been a distinguished member of the finance faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives.
Professor Parker is a member of the board of directors of First Republic Bank, a California banking company. Professor Parker also served on the board of directors of Threshold Pharmaceuticals, Inc., a publicly traded biotechnology company, from October 2004 until its merger with Molecular Templates in August 2017. From March 2001 to January 2015, Professor Parker served on the board of directors of iShares Exchange Traded Funds, an investment company, including as independent chairman. Professor Parker served as a member of the board of directors of Tejon Ranch Company, a publicly traded real estate development company, from May 1998 to March 2015, including as Chairman of its Audit Committee. From 1996 to 2009, Professor Parker served on the public board of Continental Airlines, Inc., including as Chairman of its Audit Committee.
Professor Parker holds a Bachelor of Science from Haverford College and a Master of Business Administration and Ph.D. from the Stanford Graduate School of Business.

Professor Parker’s understanding of business and finance concepts, acquired through his over 40 years of academic study and teaching, provides the Board with significant business acumen as the Company positions itself for future growth and development. In addition, Professor Parker’s extensive experience in an academic environment, including his position teaching about corporate governance and management compensation at Stanford Business School, allows him to advise on rapidly changing market conditions and provide perspective for the Board. Professor Parker also serves as an audit committee financial expert on the Board’s Audit Committee. Professor Parker’s service on other public company boards also lends insights into public company operations and provides different perspectives on Board practices and governance matters.
Charles W. Schoenherr is a non-executive director of Colony NorthStar. Mr. Schoenherr serves as Managing Director of Waypoint Residential, LLC which invests in multifamily properties in the Sunbelt. He has served in this capacity since January 2011 and is responsible for sourcing acquisition opportunities and raising capital.
Until January 2017, Mr. Schoenherr served as an independent director of NRF, NorthStar Realty Europe Corp. (NYSE: NRE) and NorthStar Real Estate Income II, Inc. positions he had held from June 2014, October 2015 and December 2012, respectively. Mr. Schoenherr also previously served as an independent director of NorthStar Real Estate Income Trust, Inc. from January 2010 to October 2015. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing the company’s properties and originating new acquisition and asset management opportunities.
Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group, where he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr currently serves on the Board of Trustees of Iona College and is on its Real Estate and Investment Committees.
Mr. Schoenherr holds a Bachelor of Business Administration in Accounting from Iona College and a Master of Business Administration in Finance from the University of Connecticut.

Mr. Schoenherr’s expertise in and knowledge of real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director.
John A. Somers is a non-executive director of Colony NorthStar. He previously served as a director for Colony Capital, the predecessor to Colony NorthStar, since its initial public offering in September 2009 until January 2017. Mr. Somers has been a private investor since June 2006. From 1996 to June 2006, Mr. Somers was Head of Fixed Income and Real Estate for Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF), and served there as an Executive Vice President from 1996 to 2004. From 1981 to 1996, Mr. Somers served as Senior Vice President and Head of Commercial Mortgages and Real Estate for TIAA-CREF. Prior to joining TIAA-CREF, from 1972 to 1981, Mr. Somers held several positions in the Real Estate Investment Department, including Vice President, for Prudential Insurance Company of America. He also served as Senior Vice Chairman of The National Realty Committee in Washington, D.C. and as Chairman of NYU’s Real Estate Institute.
Mr. Somers was a member of the board of directors of Guardian Life Insurance Company of America from 1996 through 2016. He served as a member of the audit & risk committee, the human resources and governance committee and served as chairman of its audit committee and investment committee. From 1986 to 2005 and again from 2011 through 2016, Mr. Somers served as a member of the board of directors of The Community Preservation Corporation, a 501(c)(3) not-for-profit corporation focused on low and moderate income housing development in New York City, and served as its Chairman, a member of its Executive Committee and Chairman of its Governance and Compensation Committee. Between 1990 and 2003, Mr. Somers served as director of Emigrant Savings Bank.
Mr. Somers received his Bachelor of Science in Economics from Villanova University in 1966 and a Master of Business Administration in Finance from the University of Connecticut in 1972.
Mr. Somers’s commercial mortgage and real estate investment experience allows him to provide sound advice on the Company’s objectives to acquire, originate and manage real estate-related investments. Mr. Somers served as a member of the independent special committee representing the Company’s interests in the Combination. His position as Head of Fixed Income and Real Estate for TIAA-CREF provided Mr. Somers with extensive insight into the debt markets and real estate-related investments that provides a leadership perspective to the Board.
John L. Steffens is a non-executive director of Colony NorthStar. He previously served as a director for Colony Capital, Inc., the predecessor to Colony NorthStar, since its initial public offering in September 2009 until January 2017. Mr. Steffens is the founder of Spring Mountain Capital, LP (Spring Mountain Capital). Founded in 2001, Spring Mountain Capital specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001.
Mr. Steffens served on the Board of Directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the Board of Directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens currently serves on the Advisory Board of StarVest Partners, the Advisory Board of Wicks Communication & Media Partners, L.P., and as Chairman of the Board of Directors of Cicero, Inc., a publicly traded provider of business integration software, since May 2007. Also, on October 1, 2011, Mr. Steffens was appointed to the Board of Overseers of the Geisel School of Medicine at Dartmouth, on which he currently serves. From January 2016 to June 2017, Mr. Steffens served on the board of trustees of Colony Starwood Homes (NYSE: SFR). From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Mr. Steffens has served as Chairman of the Securities Industry Association, as a Trustee of the Committee for Economic Development, and is currently National Chairman Emeritus of the Alliance for Aging Research.
Mr. Steffens graduated with a Bachelor of Arts in Economics from Dartmouth College in 1963. He also attended the Advanced Management Program of the Harvard Business School in 1979.
Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provides the Board with an investor perspective. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provide the Board with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also helps provide the Board with different perspectives on Board practices and governance matters.

Executive Officers

Name	Age (1)	Title
Thomas J. Barrack, Jr.	70	Director, Executive Chairman
Richard B. Saltzman	61	Director, Chief Executive Officer and President
Mark M. Hedstrom	59	Executive Vice President and Chief Operating Officer
Ronald M. Sanders	54	Executive Vice President, Chief Legal Officer and Secretary
Darren J. Tangen	47	Executive Vice President, Chief Financial Officer and Treasurer
Kevin P. Traenkle	48	Executive Vice President and Chief Investment Officer
Neale W. Redington	51	Managing Director and Chief Accounting Officer

(1)	Ages as of April 3, 2018
See “Board of Directors” above for Mr. Barrack’s and Mr. Saltzman’s biographical information.
Mark M. Hedstrom is an Executive Vice President and the Chief Operating Officer of Colony NorthStar, having previously held the position of Executive Director and Chief Operating Officer of Colony.
Prior to the combination of Colony Capital, LLC and Colony Financial, Inc., Mr. Hedstrom was the global Chief Financial Officer for Colony Capital, LLC. In that role he was responsible for management of the financial and operating aspects of its funds management business, which included oversight of Colony Capital LLC’s financial, human resources, information technology, risk management and investor reporting functions.
Prior to joining the Colony business in 1993, Mr. Hedstrom held senior positions with Koll International and Castle Pines Land Company. Mr. Hedstrom spent five years with Ernst & Young, where he was a Senior Manager.

Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a Bachelor of Science in Accounting from the University of Colorado.
Ronald M. Sanders is an Executive Vice President and the Chief Legal Officer and Secretary of Colony NorthStar, for which he is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony NorthStar. Mr. Sanders previously held the position of Executive Director and Chief Legal Officer and Secretary of Colony, for which he provided similar services.
Prior to joining the Colony business in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP.
Mr. Sanders received his Bachelor of Science from the State University of New York at Albany in 1985, and his Juris Doctor from the New York University School of Law in 1988.
Darren J. Tangen is an Executive Vice President and the Chief Financial Officer and Treasurer of Colony NorthStar. In addition, Mr. Tangen has served on the Board of Directors of Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC) since January 2018. Since 2002, Mr. Tangen has held various senior investment related roles at Colony, including Executive Director and Chief Financial Officer.
Mr. Tangen was one of the key executives (Chief Financial Officer and Chief Operating Officer) responsible for Colony Financial, Inc. (NYSE:CLNY) having taken the company public in 2009 and leading it through its successful combination with Colony Capital, LLC in 2015. Prior to joining Colony in 2002, Mr. Tangen held positions at Credit Suisse and Colliers International (NASDAQ: CIGI).
Mr. Tangen received his Bachelor of Commerce from McGill University and his Master of Business Administration in Finance and Real Estate at The Wharton School, University of Pennsylvania where he was recognized as a Palmer Scholar.
Kevin P. Traenkle is an Executive Vice President and the Chief Investment Officer of Colony NorthStar, having previously held the position of Executive Director and Chief Investment Officer for Colony. In addition, Mr. Traenkle has served as Chief Executive Officer and President, and as a member of the Board of Directors, of Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC) since January 2018.

Mr. Traenkle is involved in many facets of Colony NorthStar, including business strategy, product development, global client relations, oversight of individual investment and divestment decisions, as well as portfolio construction and risk management.
Prior to rejoining the Colony business in 2002, Mr. Traenkle worked for a private equity investment firm, where, among other responsibilities, he focused on the firm’s real estate-related investment and management activities. Prior to originally joining Colony in 1993, Mr. Traenkle worked in the municipal finance department for the investment bank First Albany Corporation in Albany, New York.
Mr. Traenkle received a Bachelor of Science in Mechanical Engineering in 1992 from Rensselaer Polytechnic Institute in Troy, New York.
Neale W. Redington is a Managing Director and the Chief Accounting Officer of Colony NorthStar, having previously held the same positions at Colony. Mr. Redington is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries. In addition, Mr. Redington has served as Chief Accounting Officer of Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC) since January 2018.
Prior to joining the Colony business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles.
Mr. Redington, a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales, received a Bachelor of Commerce in Accounting degree with Honors in 1987 from the University of Birmingham in England.

INFORMATION REGARDING CORPORATE GOVERNANCE AND
BOARD AND COMMITTEE MEETINGS
Committee Charters, Corporate Governance Guidelines and Code of Ethics
Our Board of Directors maintains charters for all Board committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.clns.com, in the “Public Shareholders – Corporate Governance” section. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.
Director Independence
The Board currently has 10 directors, a majority (eight), specifically 80%, of whom the Board affirmatively has determined to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following non-executive directors is independent under these standards: Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Justin E. Metz, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens. Thomas J. Barrack, Jr. and Richard B. Saltzman are not independent, as they are our executive officers.
Board Leadership Structure
Our Board of Directors is comprised of a majority (eight), specifically 80%, of independent directors. Mr. Barrack serves as the Executive Chairman of the Board, a position separate from our Chief Executive Officer. Our Board believes that having an executive chairman is useful as it ensures that the Board leadership retains a close working relationship with management. In addition, our Board of Directors established the position of Lead Director in order to provide for a Board leadership position to be held by an independent director. The Lead Director is selected on an annual basis by a majority of the independent directors then serving on the Board of Directors from among the independent directors. Nancy A. Curtin currently serves as our Lead Director. The role of the Lead Director is to serve as liaison (a) between the Board of Directors and management, including the Chief Executive Officer, (b) among independent directors and (c) between interested third parties and the Board of Directors.
Board’s Role in Risk Oversight
As a result of the Merger and mindful of the increasing time commitment and relevance of risk oversight, management and controls in an expanded company, the Board unanimously approved the formation of a Risk Committee in February 2017, which is comprised solely of independent directors. The Board also determined that the formation of the Risk Committee would allow the Audit Committee to substantially focus on accounting and financial reporting matters (including risks relating thereto), as more fully described below.
In connection with its oversight of risk to our business, the Risk Committee, Audit Committee and Board consider feedback from our Chief Risk Officer, Internal Auditor and other members of management concerning the Company’s operations and strategies and consider the attendant risks to our business. The Risk Committee, Audit Committee and Board also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer, and other members of management as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.

Specifically, our Risk Committee’s oversight responsibility includes the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. Types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee also evaluates and monitors insurance coverage, risk sharing and fraud and corruption exposure and management.
Our Audit Committee continues to assist the Board’s oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. Pursuant to its charter, the Audit Committee also considers our policies with respect to financial reporting risk assessment and risk management. To further address such risk oversight and management of the Company, the

Company retained the position of Chief Risk Officer, which was established by Colony in late 2015, consistent with the recommendations of Colony’s audit committee and management. The Chief Risk Officer manages an internal risk review function and maintains a line of direct communication with both the Risk Committee and Audit Committee at regular meetings (and as may otherwise be necessary).
The Board and its committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.
In addition, the Board is assisted in its oversight responsibilities by the other standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in NYSE rules.
Executive Sessions of Non-Management Directors
Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Director presides at these sessions.
Communications with the Board
Stockholders and other interested parties may communicate with the Board by sending any correspondence they may have to the Lead Director at the following address: “Lead Director” c/o Secretary, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, or by email at leaddirector@clns.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.
Board Meetings
During 2017, our Board of Directors met eight times, including telephonic meetings, and each Director then serving attended at least 75% of the aggregate number of Board meetings and of all committees on which he or she served. Directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve.
All directors are expected to attend the annual meeting of stockholders as provided in our corporate governance guidelines. All members of our Board of Directors attended the 2017 annual meeting of stockholders.

Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards and Section 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The table below provides membership information for each of the Board committees of the Company:

Name	Audit	Compensation	Nominating and Corporate Governance	Risk
Douglas Crocker II	☑			☑
Nancy A. Curtin		☑		☑
Jon A. Fosheim	☑		C
Justin E. Metz		☑	☑
George G. C. Parker	C			☑
Charles W. Schoenherr	☑	☑
John A. Somers			☑	C
John L. Steffens		C	☑

☑ C	Member Committee Chairman

Audit Committee
The principal purpose of the Audit Committee is to assist the Board of Directors in the oversight of:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements and our ethics program;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.
Our Audit Committee’s written charter requires that all members of the committee must satisfy the requirements of the NYSE, the rules and regulations of the SEC and applicable laws relating to independence, financial literacy and experience. All of the members of the Audit Committee meet the foregoing requirements. The Board of Directors has determined that George G. C. Parker is an “audit committee financial expert” as defined by the rules and regulations of the SEC. For information about the development of Professor Parker’s expertise, see “Board of Directors and Executive Officers—Board of Directors.”

During 2017, the Audit Committee met four times, including telephonic meetings, and each member of such Audit Committee attended 100% of such meetings.
Compensation Committee
The principal purposes of the Compensation Committee are to:

•
review and approve on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and determine and approve the compensation of our Chief Executive Officer based on such evaluation;

•	review and approve the compensation, if any, of all of our executive officers, including our “named executive officers”;

•	review our executive compensation policies and plans;

•	implement and administer our incentive compensation equity-based remuneration plans, including the CLNS Equity Incentive Plan, as defined below;

•	oversee and assist management in preparing the compensation disclosure and analysis for inclusion in our proxy statement and/or annual report;

•	prepare and submit a report on executive compensation to be included in our proxy statement and/or annual report; and

•	review, evaluate and recommend changes, if appropriate, to the compensation for directors.
In addition, the Compensation Committee shall also ensure that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
We entered into employment agreements with certain executive officers of the Company, pursuant to which each receives compensation for their services. For further information regarding the employment agreements of our named executive officers, see “Compensation Discussion and Analysis.”
The Compensation Committee may delegate its authority to members as it deems appropriate, and any actions taken by a member who has been delegated authority must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the sole authority to retain and terminate such outside legal, accounting or other advisors to the Compensation Committee as it deems necessary and advisable in its sole discretion, including compensation consultants. In selecting such advisors or consultants, the Compensation Committee shall consider the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.
During 2017, the Compensation Committee met seven times, including telephonic meetings, and each member of such Compensation Committee attended at least 85% of such meetings.
Nominating and Corporate Governance Committee
The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify and recommend to the full Board of Directors qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders;

•	develop and recommend to the Board of Directors corporate governance guidelines and implement and monitor such guidelines;

•	review and make recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;

•	recommend to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitate the assessment of the Board of Directors’ performance as a whole and of individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	oversee the Board of Directors’ evaluation of management.
During 2017, the Nominating and Corporate Governance Committee met five times, including telephonic meetings, and each member of such Nominating and Corporate Governance Committee attended at least 80% of such meetings.
Risk Committee
The principal purposes of the Risk Committee are to:

•	review the Company’s risk management infrastructure and the critical risk management policies;

•	review and consider with management the Company’s risk profile, risk appetite and approach to determining the acceptability of risks incurred in the course of pursuing business;

•	review and evaluate the Company’s significant financial, non-financial and cybersecurity risk exposures;

•	review with management the Company’s compliance program, material litigation affecting the Company and any significant correspondences with, or other actions by, regulators or governmental agencies;

•	review with management the quality and competence of management appointed to administer risk management functions;

•	review the Company’s insurance coverage and various risk sharing protocols; and

•	review with management the Company’s exposure to fraud and corruption.
During 2017, the Risk Committee met four times, including telephonic meetings, and each member of such Risk Committee attended 100% of such meetings.
Majority Voting Standard for Election of Directors
Our bylaws provide that, in any uncontested election of directors, a director nominee will be elected by a majority of all of the votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. If in any uncontested election of directors an incumbent director does not receive a majority of the votes cast by stockholders entitled to vote with respect to the election of that director, our corporate governance guidelines require such director to tender his or her resignation within three days after certification of the results. To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Directors Offer of Resignation Policy
Our corporate governance guidelines provide that, whenever a member of our Board accepts a position with a company that is competitive to the Company’s business or violates our code of ethics, corporate governance guidelines or any other Company policy applicable to members of our Board, such Board member must offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. The director is expected to act in accordance with the Nominating and Corporate Governance Committee’s recommendation in this regard.

Consideration of Director Candidates
The Board of Directors has adopted the charter of the Nominating and Corporate Governance Committee to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must have the highest personal and professional integrity, a demonstrated exceptional ability and judgment and an ability to be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.
In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee shall assess the nominee’s independence and may consider, among other things, the following, all in the context of an assessment of the perceived needs of the Board at that time:

•	diversity, age, background, skill and experience;

•	personal qualities, high ethical standards and characteristics, accomplishments, and reputation in the business community;

•	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	knowledge and expertise in various areas deemed appropriate by the Board; and

•	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board.
The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the sole authority to consult with or retain advisors or search firms as it deems necessary or appropriate in its sole discretion, including any search firm to assist in the identification of qualified director candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified director candidates.
Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018. EY was appointed as the Company’s independent registered public accounting firm on February 23, 2017 for the year ended December 31, 2017.
Prior to February 23, 2017, Grant Thornton LLP (“GT”) was the Company’s independent registered public accounting firm and GT completed the audit of NSAM’s consolidated financial statements for the year ended December 31, 2016, which were filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. GT’s dismissal was not due to any reasons related to the reporting or accounting operations, policies or procedures of the Company.
During the year ended December 31, 2016 and the subsequent interim period through February 28, 2017, neither NSAM nor anyone on its behalf consulted with EY regarding (1) application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on NSAM’s financial statements and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by NSAM in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (3) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
GT’s reports on NSAM’s consolidated financial statements as of and for the year ended December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of NSAM’s consolidated financial statements for the year ended December 31, 2016, and during the subsequent interim period through February 28, 2017, there were (1) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to GT’s satisfaction, would have caused GT to make reference to the subject matter in its reports for such years and (2) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Company provided GT with a copy of the disclosure it is making in this proxy statement. GT previously furnished to the Company a letter addressed to the SEC stating whether or not it agrees with the statements made in the Current Report on Form 8-K filed by the Company with the SEC on February 28, 2017 regarding Item 4.01 therein. A copy of GT’s letter dated February 28, 2017 is attached as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company with the SEC on February 28, 2017.
A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Auditor Fees and Services
Set forth below are the services rendered and related fees billed by EY and GT for services rendered during the years ended December 31, 2017 and December 31, 2016, respectively:

Services	2017	2016
Audit Fees (1)	$7,962,065	$3,617,244
Audit-Related Fees (2)	673,500	—
Tax Fees (3)	863,521	—
All Other Fees (4)	2,150	—
Total	$9,501,236	$3,617,244

(1)
Fees for audit services for the fiscal years ended December 31, 2017 and 2016 include fees associated with the annual audits for such years, for both the Company and those audits required by statute or regulation, including the audit of the Company’s internal control over financial reporting, the quarterly review of the financial statements included in the Company’s quarterly reports on Form 10-Q, consultations with the Company’s management on technical accounting and regulatory issues and services provided for assistance with and review of other regulatory filings.

(2)
Audit-related fees are for services rendered for the audits of Colony NorthStar Credit Real Estate, Inc. and a select portfolio of the Company’s assets and liabilities, as well as for accounting consultations related to the Combination. Colony NorthStar Credit Real Estate, Inc. and the select portfolio of the Company’s assets and liabilities were consolidated subsidiaries of the Company as of December 31, 2017 prior to the closing of the Combination.

(3)
Tax fees represent fees and expenses related to the review and assistance with the preparation of tax returns, tax consulting related to REIT qualification, and general federal, state and foreign tax consulting.

(4)	Other fees represent the annual subscription fee to EY’s accounting research tool.

All audit and audit-related services provided by EY in 2017 were pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee. No such services were provided by GT.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $250,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion & Analysis section consists of two parts, the first of which discusses the compensation of our named executive officers who are our current executive officers (see “—Colony NorthStar Compensation Overview – General Philosophy and Objectives” below), and the second of which discusses the compensation of certain of NSAM’s former executive officers who are deemed to be our named executive officers under applicable SEC rules as we are the successor to NSAM following the completion of the Merger (see “—Former NSAM Executive Compensation Overview” below). References to “our named executive officers” in this section refer to our current executive officers, Thomas J. Barrack, Jr., our Executive Chairman, Richard B. Saltzman, our President and Chief Executive Officer, Kevin P. Traenkle, our Chief Investment Officer and Darren J. Tangen, our Chief Financial Officer and Treasurer, unless otherwise specified. Following completion of the Merger on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto (who subsequently resigned as an executive officer effective as of January 11, 2018), continued to serve as our executive officers. For purposes of this Compensation Discussion & Analysis, Mr. Hamamoto’s compensation for 2017 is discussed under “—Former NSAM Executive Compensation Overview” below.
Operating Performance
Our Company’s financial performance for 2017 was disappointing overall, with our 2017 earnings results below expectations and certain of the anticipated strategic benefits of the Merger, such as revenue growth, taking longer than expected to come to fruition. However, despite these and other challenges facing our business, we still had significant and notable operational achievements in 2017 and to date, including:

•	completed an aggregate of $4.9 billion in gross asset value of asset monetizations furthering our goal of simplifying our business and balance sheet

•	achieved to date over 130% of the originally identified $115 million of annualized cost synergies and over 120% of the estimated $80 million of annualized cash synergies on a run-rate basis

•	completed or committed to an aggregate of $2.8 billion investments by our Company and our managed funds, comprised of $1.8 billion and $1.0 billion, respectively

•	refinanced over $3 billion of investment-level debt and preferred equity

•
in January 2018, successfully listed Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC), a commercial real estate credit REIT, creating a new permanent capital vehicle externally managed by the Company

•
in February 2018, we, in partnership with Digital Bridge Holdings, LLC, held an initial closing for a new digital real estate infrastructure fund with total callable commitments of $1.4 billion, inclusive of a $117 million capital commitment by our subsidiaries

Pay-for-Performance Alignment
In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our management and our stockholders. Following the Merger, the Compensation Committee designed the structure of our executive compensation program to strengthen our pay-for-performance alignment, including:

•	adopted the 2017 Annual Incentive Plan, which established objective corporate financial metrics for determining 60% of the annual cash bonus for executives

•	set targets that were more heavily weighted towards equity over cash compensation, with long-term incentive equity compensation representing more than 50% of total target compensation

•	established performance hurdles, which, when compared to actual results, resulted in a more than 45% reduction in the 2017 annual cash bonus amounts paid to executives

•	beginning in 2018, 50% of long-term incentive equity compensation granted by the Company is in the form of performance-based awards
In addition, consistent with Colony’s historical executive compensation practices, variable pay, consisting of long-term incentive equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (84% for our President and Chief Executive Officer in 2017). This allows the Compensation Committee to reward strong performance and penalize poor performance. As discussed above, to build even stronger pay for-performance alignment with our stockholders, beginning with equity compensation granted by us in 2018, 50% of long-term incentive equity awards granted by the Company are “at-risk” performance-based stock awards, the ultimate value of which depends on the Company’s total stockholder return relative to peer companies based on future performance. The following charts present the allocation of 2017 total pay among different components for our Chief Executive Officer individually and the weighted average of each component for our other named executive officers as a group:

(1)
Represents stock awards granted by Colony in 2017 prior to the closing of the Merger, which consisted of 100% time-based awards. Stock awards granted by the Company in 2018 consisted of 50% performance-based awards and 50% time-based awards.

Executive Compensation Changes
As discussed above, in early 2017, our Compensation Committee designed the structure of our executive compensation program to strengthen our pay for performance alignment. For 2018, our Compensation Committee is committed to maintaining 2017’s enhanced pay for performance compensation framework and adopted the 2018 Annual Incentive Program for purposes of evaluating cash bonus compensation of executive officers. The 2018 Annual Incentive Program provides (i) a 60% weighting across two corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations (“Core FFO”) and a key strategic objective evaluating new third party capital raising), with (ii) a 40% weighting to individual goals and objectives (based on pre-established individual performance targets applicable to the responsibilities of the relevant executive officer).  The Compensation Committee also expects to continue to grant equity awards in the Company with 50% subject to performance-based vesting conditions.
In addition, the Compensation Committee made the following changes to our executive compensation program for 2018 to further align the long-term interests of our management with our stockholders:

•	reduced the 2018 total incentive compensation target levels by approximately 10% compared to the 2017 target levels

•	established a more focused Core FFO hurdle by excluding net gains from the Company’s reported Core FFO

2017 Compensation Decisions
The following tables present the total direct compensation of our named executive officers (salary, cash bonus and long-term incentive equity awards), but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Executive Compensation and Other Information” below. Our continuing named executive officers were not executive officers of our predecessor, NSAM, and, as a result, any equity awards paid to them by Colony prior to January 10, 2017 (the closing of the Merger) are not reflected in the Summary Compensation Table. Therefore, we believe that the below tables, which include equity awards paid by Colony to such named executive officers prior to the Merger, most accurately reflect the historical compensation of such named executive officers and are considered by the Compensation Committee in its decisions regarding executive compensation following the Merger.
As illustrated by the below tables, the percentage mix of cash and equity compensation shifted meaningfully for our named executive officers in 2017 compared to 2016, with equity compensation representing, on average, 50% of total direct compensation in 2017, as opposed to 38% in 2016. In addition, in 2018, 50% of long-term incentive equity awards granted by the Company are subject to performance-based vesting hurdles, with the remaining awards subject to time-based vesting conditions. By comparison, 100% of long-term incentive equity awards received by our named executive officers in 2017 and 2016 were granted subject to time-based vesting conditions. Further, based on the actual performance results and owing to the target hurdles established by the Compensation Committee in the 2017 Annual Incentive Plan, cash bonuses paid were nearly 50% lower in 2017 compared to 2016.

Total NEO Direct Compensation

(1)
Represents stock awards granted by Colony in 2017 and 2016 prior to the closing of the Merger, which consisted of 100% time-based awards. Stock awards granted by the Company in 2018 consisted of 50% performance-based awards and 50% time-based awards.

	Salary			Cash Bonus Earned
Executive	2017	2016(1)	% Change	2017	2016(1)	% Change
Thomas J. Barrack Jr.	$1,000,000	$1,000,000	0%	$2,389,829	$4,695,000	-49.1%
Richard B. Saltzman	$800,000	$800,000	0%	$1,423,727	$2,817,000	-49.5%
Darren J. Tangen	$475,000	$447,000	6.3%	$885,788	$1,525,875	-41.9%
Kevin P. Traenkle	$472,000	$472,000	0%	$1,009,632	$1,848,656	-45.4%

Total	$2,747,000	$2,719,000	1.0%	$5,708,976	$10,886,531	-47.6%

	Long-Term Incentive Equity Awards(2)			Total Compensation
Executive	2017(1)(3)	2016(1)(3)	% Change	2017	2016(1)	% Change
Thomas J. Barrack Jr.	$3,500,000	$3,500,000	0.0%	$6,889,829	$9,195,000	-25.1%
Richard B. Saltzman	$2,800,000	$2,800,000	0.0%	$5,023,727	$6,417,000	-21.7%
Darren J. Tangen	$1,000,000	$1,000,000	0.0%	$2,360,788	$2,972,875	-20.6%
Kevin P. Traenkle	$990,000	$990,000	0.0%	$2,471,632	$3,310,656	-25.3%

Total	$8,290,000	$8,290,000	0.0%	$16,745,976	$21,895,531	-23.5%

(1)	Reflects amounts paid or granted by Colony prior to the Merger.
(2)
For long-term incentive equity awards issued by Colony in 2016 and 2017, 100% were subject to time-based vesting conditions. For long-term incentive equity awards granted by the Company in 2018, 50%, or 723,807 restricted stock units, were subject to performance-based vesting conditions, with the remaining 723,807 shares of Class A common stock subject to time-based vesting conditions.

(3)	Represents the dollar amount of grants approved by Colony’s Compensation Committee.

Compensation Practices
We believe that our executive compensation programs provide appropriate performance-based incentives to attract and retain leadership talent in the highly competitive market in which we operate, to align management and stockholder interests and to continue to drive our long-term track record of superior returns to stockholders. The following are key features of our executive compensation programs:

What We Do	What We Don’t Do

Pay for performance - the vast majority of total compensation is tied to performance (i.e., there are minimum incentive targets, but not guaranteed minimum payments) and salaries comprise a relatively small portion of each executive’s overall compensation opportunity.
We do not provide tax gross-ups on payments made in connection with a change of control.
Create alignment with stockholders – our equity incentive awards are subject to time-based, multi-year vesting schedules to enhance executive officer retention.	We do not provide guaranteed bonuses.

We further aligned the interest of our executive officers with our long-term investors by designing our equity compensation program to provide for future multi-year, performance-based equity awards that use relative total stockholder return as the main metric.
We do not provide for single trigger cash severance in connection with a change of control.
We have “double-trigger” vesting for time-based equity incentive awards following a change of control.	We will not pay dividends or distributions on unearned equity awards subject to performance-based vesting.
Impose a clawback policy with respect to incentive payments.	We do not allow hedging or pledging of Company securities.
Follow robust stock ownership guidelines for our executives and directors.	We do not provide executive officers with additional qualified or nonqualified retirement benefits.
Consider and benchmark peer companies in establishing executive compensation.
An independent compensation consultant is retained by the Compensation Committee.
2017 Say-on-Pay Vote
At our 2017 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for our 2017 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders. As our 2017 annual meeting occurred after we had established the structure of our executive compensation for 2017, the Compensation Committee did not consider the voting results on this resolution in determining compensation policies and decisions for 2017. However, in designing an executive compensation program for 2017, the Compensation Committee recognized the support previously received by Colony’s stockholders for its historical compensation practices. For Colony’s executive compensation proposals at its 2016 Annual Meeting of Stockholders and 2015 Annual Meeting of Stockholders, over 96% of the votes counted in 2016 and over 99% of the votes counted in 2015, respectively, were voted in support of the compensation paid to Colony’s named executive officers.
Colony NorthStar Compensation Overview – General Philosophy and Objectives
The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the Company’s equity plans. The Compensation Committee’s goals are to design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, our Company’s competitive position within the real estate and investment management industries and each executive officer’s long-term career contributions to our Company. Our compensation incentives that are designed to further these goals have taken and may take the form of annual cash compensation (including bonuses) and equity awards, and long-term cash and equity incentives for our executive officers. For the first time, the Compensation Committee adopted a formulaic approach to determining cash bonus awards to executive officers for the 2017 year involving objective corporate financial metrics and subjective elements relating to personal performance targets as set forth in the 2017 Annual Incentive Plan (see “—Elements of Colony NorthStar Executive Officer Compensation and Benefits—Annual Cash Bonus—2017 Annual Incentive Plan Overview” below), which replaced the fully discretionary approach used by Colony historically. In addition, the Compensation Committee determined that, beginning with awards granted in 2018, the equity compensation paid by the Company to our named executive officers will be subject to performance-based, as well as time-based, vesting conditions (see “—Elements of Colony NorthStar Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” below).
Future equity awards granted by the Company and cash bonuses will be measured or impacted by performance targets established by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers in order to attract talented professionals.
Following the Merger, the Compensation Committee also focused on reframing compensation governance, policies and procedures of the Company substantially consistent with those applied by Colony prior to the Merger, including assuming, among others, the employment agreements previously entered into by Messrs. Barrack, Saltzman, Tangen and Traenkle with Colony.

Process for Determining Compensation Awards
The Compensation Committee, chaired by John L. Steffens (previously a member of the Compensation Committee of Colony between September 2009 until the closing of the Merger in January 2017), promptly engaged to finalize the 2017 Annual Incentive Plan.
In February 2017, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm and compensation consultant to Colony in 2015 and 2016, to undertake a review of executive compensation, as well as the compensation policy for our non-executive directors (discussed further under “Compensation of Directors” below). FW Cook met with members of the Compensation Committee and management in separate meetings and calls to establish an appropriate peer group for the Company and executive compensation plans relevant to the global real estate and investment management firm created through the Merger.
During this evaluation period, to establish a framework for executive compensation for 2017, the Compensation Committee and FW Cook discussed cash bonus and long-term incentive equity award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other relevant company published survey data. With respect to long-term incentive equity award plans, the Compensation Committee determined that incorporating performance-based vesting would improve and further enhance the Company’s compensation plans.

For purposes of guiding executive compensation, in March 2017, the Compensation Committee approved an 18 company peer group for benchmarking purposes (see “—Peer Benchmarking” below).

With respect to certain executive officers, including our named executive officers, the Compensation Committee determined 2017 base salaries, considered target annual cash bonuses and long-term incentive equity awards and adopted a 2017 Annual Incentive Plan. The 2017 Annual Incentive Plan combines both objective and subjective measures for evaluating cash bonus compensation of executive officers. Long-term incentive equity awards for 2017 were previously granted to our named executive officers prior to the Merger and, therefore, the Compensation Committee did not consider or approve any long-term incentive equity award issuances in 2017. For purposes of evaluating long-term incentive equity awards for 2018 and going forward, the Compensation Committee believes such grants should in part vest based solely on time-based vesting conditions with the remaining portion subject to a combination of time-based vesting and performance-based vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award). The amount of annual cash bonuses to be paid to our named executive officers for 2017 was determined by the Compensation Committee in the first quarter 2018 based on the achievement of the pre-established goals incorporated into the 2017 Annual Incentive Plan.

In early 2018, the Compensation Committee determined the 2018 executive compensation program, with the modifications as highlighted above in “—Executive Summary—Executive Compensation Changes,” including reducing the target compensation and modifying the definition for the Core FFO hurdle. These changes will be reflected in the annual cash bonuses for 2018 and the long-term incentive equity awards for 2019. In addition, in early 2018, the Compensation Committee determined to have the Company grant 2018 long-term incentive equity awards based on pre-established targets and discussions with management and FW Cook.

Peer Benchmarking

In order to structure an effective executive compensation program, the Compensation Committee believes it is important to review the reasonableness and relative competitiveness of our executive compensation as compared to those of peer companies. In connection with adopting our executive compensation program for 2017, based on recommendations made by FW Cook and input from management, the Compensation Committee established a group of peer companies similarly situated to our Company in terms of industry, line of business, scope and scale and market value.

In selecting a peer group, FW Cook first focused on organization size as measured by financial metrics and industry/sector emphasis as determined by Global Industry Classification Standard (“GICS”) codes. The financial criteria to target peers generally ranged from one-third to three times of our Company’s revenue, assets, market capitalization and enterprise value. GICS codes were selected to reflect our Company’s internalized management structure, embedded investment management business and industry verticals (e.g., healthcare, hospitality and industrial). The peer companies selected by the Compensation Committee met at least three of the established criteria, with limited exceptions for companies with a high comparability of business lines and high levels of competition for capital and employee talent. The resulting peer group companies consisted of REITs and alternative asset managers.

Our peer group established in March 2017 consisted of the following companies:

Company	GICS Sub-Industry
Apollo Global Management	Asset Management and Custody Banks
Ares Management	Asset Management and Custody Banks
Blackstone Group	Asset Management and Custody Banks
Brookfield Asset Management	Asset Management and Custody Banks
Carlyle Group	Asset Management and Custody Banks
CBRE Group	Real Estate Services
Duke Realty	Industrial REIT
Fortress Investment Group(1)	Asset Management and Custody Banks
HCP	Healthcare REIT
Hospitality Properties Trust	Hotel and Resort REIT
Host Hotels & Resorts	Hotel and Resort REIT
Jones Lang LaSalle	Real Estate Services
Kennedy-Wilson	Real Estate Operating Companies
KKR & Co	Asset Management and Custody Banks
Oaktree Capital	Asset Management and Custody Banks
Prologis	Industrial REIT
Ventas	Healthcare REIT
W. P. Carey	Diversified REIT

(1)	In December 2017, Fortress Investment Group was taken private and the Compensation Committee determined to remove it from our peer group.
Elements of Colony NorthStar Executive Officer Compensation and Benefits
The following is a summary of the elements of the compensation program for our named executive officers. Our named executive officers’ total compensation is generally comprised of the following elements designed to complement each other:

•	annual base salary;

•	annual cash bonus;

•	long-term incentive equity awards; and

•	other benefits.
Annual Base Salary
Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors, including, among other factors, each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.
Effective upon the closing of the Merger, we assumed, among others, the employment agreements entered into by each of Messrs. Barrack, Saltzman, Tangen and Traenkle with Colony (as had been previously approved by independent members of the board of directors of Colony) to continue in their respective capacities on behalf of Colony NorthStar. Each employment agreement provides for minimum annual base salaries for the named executive officer, which the Compensation Committee may determine to increase at its discretion. In March 2017, the Compensation Committee approved an increase in base salary for Mr. Tangen from $447,000 to $475,000, to align Mr. Tangen’s salary with the peer group market median. The base salary for each of the named executive officers (other than Mr. Tangen) for 2017 was equal to the minimum base salary negotiated with that executive officer in his employment agreement. The table below sets forth the base salaries of our named executive officers for the 2016 and 2017 years:

	Base Salary
Named Executive Officer	2016(1)	2017	Percentage Change (from 2016 to 2017)
Thomas J. Barrack, Jr.	$1,000,000	$1,000,000	0%
Richard B. Saltzman	$800,000	$800,000	0%
Darren J. Tangen	$447,000	$475,000	6.2%
Kevin P. Traenkle	$472,000	$472,000	0%
(1) Paid by Colony prior to the Merger.
Annual Cash Bonus
The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and each individual. The Compensation Committee takes into account corporate goals, objectives and performance in determining the annual bonus payment. In addition, in accordance with the Charter of the Compensation Committee, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including annual incentive awards, to similarly-situated officers within our peer group (including other comparable companies, as applicable), any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.
Under the employment agreements assumed in connection with the Merger (as had been previously approved by independent members of the board of directors of Colony), for 2017, each of our named executive officers was eligible to receive a discretionary annual cash bonus. In March 2017, the Compensation Committee approved 2017 target cash bonuses in the same amount as the cash bonuses paid to such executive officers by Colony in 2016. These approved targets, taken together with objective corporate financial metrics and subjective elements relating to personal performance targets described in the 2017 Annual Incentive Plan summary below, were the factors the Compensation Committee considered in determining the year-end cash bonus for all of our executive officers, including our named executive officers, whose compensation is subject to the approval of the Compensation Committee.
2017 Annual Incentive Plan Overview

Under the 2017 Annual Incentive Plan, in order to determine the payout ratio of the previously approved target cash bonuses, the Compensation Committee applied (i) a 60% weighting across the following two corporate financial metrics: (a) Adjusted Core FFO (as defined below), with a 45% weighting and (b) the amount of third-party capital raised, a key strategic objective for the Company, with a 15% weighting, and (ii) a 40% weighting to subjective elements, which were based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer.

The actual amount of our named executive officers’ 2017 annual cash bonuses under the 2017 Annual Incentive Plan was based on our achievement of the following performance goals based on Adjusted Core FFO of the Company, the amount of third party capital raised by the Company and its affiliates and individual goals and objectives:

PERFORMANCE AND PAY-OUT LEVEL(1)	ADJUSTED CORE FFO(2)	THIRD-PARTY CAPITAL RAISE	INDIVIDUAL GOALS & OBJECTIVES
150%	$1.64 per share or greater	$3.2 billion or greater	Varies by individual(3)
100%	$1.49 per share or greater	$2.2 billion or greater
0%	Less than $1.34 per share	Less than $1.2 billion

(1)	Linear interpolation applies for performance between the levels set forth below.

(2)
Adjusted Core FFO is defined as Core FFO for the year ended December 31, 2017, as defined in the Company’s public filings, and as further adjusted to reflect all cash synergies in-place on January 1, 2017 and a full year of operations for the Company.

(3)
Individual goals & objectives generally related to areas of business focus for the Company during 2017 including, but not limited to, monetization of non-core assets, achieving annual cost synergies, merger integration of offices, personnel and financial systems, simplification of capital structure and balance sheet optimization, increasing exposure to core real estate verticals, and increasing visibility with investors, research analysts and rating agencies.

For 2017, the objective financial metric performance hurdles that our named executive officers were required to achieve in order to earn their annual cash bonuses were significantly higher than the actual results for such metrics in 2016. The Adjusted Core FFO per share target hurdle was approximately 30% higher than the Company’s pro forma 2016 Core FFO and the third party capital raise target hurdle was 247% higher than the amount of third party capital raised in 2016. However, results for the Adjusted Core FFO hurdle fell short of the target performance level set forth at the beginning of 2017. In addition, while the results for the third-party capital raise hurdle exceeded the target performance level set forth at the beginning of 2017, it did not exceed the threshold for the maximum pay-out level. As a result, our named executive officers’ annual bonus compensation was significantly reduced from target amounts.

For 2017, the subjective component of the 2017 Annual Incentive Plan was based on specific, measurable goals and objectives, which varied by individual. These individual goals and objectives generally related to areas of business focus for the Company during 2017 including, but not limited to, monetization of non-core assets, achieving annual cost synergies, merger integration of offices, personnel and financial systems, simplification of capital structure and balance sheet optimization, increasing exposure to core real estate verticals, and increasing visibility with investors, research analysts and rating agencies.

In February 2018, the Compensation Committee determined the performance and payout levels that were achieved for our annual cash bonuses for 2017 based on available financial results for the corporate financial metrics component and based on recommendations by our Chief Executive Officer for the individual goals and objectives component. The following summarizes the performance and payout decisions made by the Compensation Committee for each of the performance goals established in the 2017 Annual Incentive Plan:

PERFORMANCE GOAL	WEIGHTINGS	MINIMUM (25%)	TARGET (100%)	MAXIMUM (150%)	ACTUAL PERFORMANCE	PAYOUT PERCENTAGE OF TARGET
Adjusted Core FFO	45.0%	$1.34 per share	$1.49 per share	$1.64 per share	<$1.34 per share	0%
Third Party Capital Raise	15.0%	$1.2 billion	$2.2 billion	$3.2 billion	$2.7 billion	125.65%
Individual Goals & Objectives	40.0%	Varies by individual(1)				85.0%(2)

(1)
The Compensation Committee determined that the payout percentage of target for the individual goals & objectives component was 80% for each of Messrs. Barrack and Saltzman and 90% for each of Messrs. Tangen and Traenkle.

(2)	Represents the average payout percentage of target among our named executive officers.

Based on these determinations, we paid the following amounts to our named executive officers as annual cash bonuses for 2017 based on the following overall payout percentage of the target opportunity for each of our named executive officers:

NAME	PAYOUT PERCENTAGE OF TARGET	2017 ANNUAL CASH BONUS
Thomas J. Barrack, Jr.	50.85%	$2,389,829
Richard B. Saltzman	50.85%	$1,423,727
Kevin P. Traenkle	54.85%	$1,009,632
Darren J. Tangen	54.85%	$885,788
Long-Term Incentive Equity Awards
In connection with the Merger, we assumed the equity incentive plan of NSAM, which remains in effect as the Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan (the “CLNS Equity Incentive Plan”). The CLNS Equity Incentive Plan permits the Company to grant options to purchase shares of common stock, stock awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units (“LTIP units”) in our Operating Company, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors and service providers are eligible to receive awards under the CLNS Equity Incentive Plan. Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our personnel with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards will, in part, vest based solely on time-based vesting conditions with the remaining portion subject to a combination of time-based and performance-based vesting conditions (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award), each of which is designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals providing services for the benefit of the Company.

The Compensation Committee did not approve any long-term incentive equity award issuances in 2017 because our named executive officers had already received long-term incentive equity awards from Colony in 2017 before the closing of the Merger (as described above in “—Executive Summary—2017 Compensation Decisions”), which were approved prior to the Merger by Colony’s compensation committee.

Other Benefits
The Company provides a comprehensive benefits program to executives, including our named executive officers, which mirrors the program offered to our other employees. These benefits include, among others things, a 401(k) plan with matching contributions from the Company equal to 100% of the first 2% of employee contributions plus 50% of the next 3% of employee contributions and health and welfare benefits. Our named executive officers participate on the same terms as other employees under these plans. The Company may also provide, from time to time, certain perquisites to our named executive officers, including pursuant to the terms of their employment agreements (see “—Employment Agreements” below). Refer to “Executive Compensation and Other Information—Compensation of Executive Officers—Summary Compensation Table” for additional information.
Colony NorthStar Clawback Policy
With respect to compensation for our executive officers following the Merger, the Compensation Committee adopted a clawback policy which may require the repayment or forfeiture of incentive payments to an executive officer on the basis of our performance in the event that (i) there may be a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it may be subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this clawback policy, with respect to compensation payments made following the Merger, our Board may require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.

Colony NorthStar Stock Ownership Guidelines
In March 2017, our Compensation Committee adopted minimum equity ownership guidelines for our executive officers. Pursuant to these guidelines, such executive officers are expected to own an aggregate number of shares of common stock, restricted stock units of Colony NorthStar or common membership units in our Operating Company (“OP Units”) or LTIP units, whether vested or not, with an aggregate market value as follows:

Title	Guideline
Executive Chairman and Vice Chairman	A multiple of 6X base salary in effect from time-to-time
Chief Executive Officer and President	A multiple of 6X base salary in effect from time-to-time
Chief Financial Officer	A multiple of 4X base salary in effect from time-to-time
Chief Investment Officer	A multiple of 4X base salary in effect from time-to-time
Chief Operating Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time
For purposes of determining compliance with these guidelines, equity that remains subject to performance-based vesting conditions (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) is not counted. Ownership includes shares or units owned: (a) by such person directly or indirectly through a broker or other nominee holder; (b) by such person’s immediate family members sharing such person’s household; (c) by trusts for the benefit of such person or such person’s immediate family members; (d) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interests are owned by such person or such person’s immediate family members; or (e) in a 401(k) plan, individual retirement account or employee stock purchase or deferred compensation plan.
Compliance with these guidelines is measured as of the end of each fiscal year and, for any executive officer who did not hold such position as of the date these guidelines were adopted, compliance will first be measured as of the end of the fifth full fiscal year following the year in which such officer was initially appointed to such position.
Employment Agreements
The Company has employment agreements with Messrs. Barrack, Saltzman, Traenkle and Tangen, which set forth the terms and conditions of their roles with, and their oversight and management of the day-to-day business operations, of the Company. Each of these agreements (initially entered into with Colony) was assumed by the Company in connection with the Merger. Below is a summary of the terms of each of these employment agreements. The Company also assumed the employment agreement of Mr. Hamamoto, as modified by letter agreement in connection with the Merger (see “—Former NSAM Executive Compensation Overview—Letter Agreements of NSAM Executive Officers in the Merger” below). On November 7, 2017, Mr. Hamamoto delivered a Notice of Resignation to the Company, effective as of January 11, 2018, by which Mr. Hamamoto tendered his voluntary resignation from all director and officer positions held with the Company, its affiliates, subsidiaries and any other entity in which the Company or its affiliates is the manager or serves in a similar capacity.
Employment Agreement with Thomas J. Barrack, Jr.
Mr. Barrack’s employment agreement sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chairman of the Board. The agreement became effective on April 2, 2015 and will continue in effect for an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Merger.
The agreement provides that, in his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to Colony prior to the Merger. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.
The agreement further provides that Mr. Barrack will receive an annual base salary of not less than $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the effective date of his employment agreement, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.
The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination (or in certain cases, until the end of the term of the employment agreement then in effect (if later)), and (vi) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us, including the failure to appoint Mr. Barrack as our Chief Executive Officer if Mr. Saltzman’s employment terminates while Mr. Barrack is serving as our Executive Chairman.

If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.
Employment Agreement with Richard B. Saltzman
Mr. Saltzman’s employment agreement sets forth the terms and conditions of Mr. Saltzman’s service as our Chief Executive Officer and President. Mr. Saltzman’s employment agreement became effective on April 2, 2015 and will continue in effect for an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Merger. In connection with his prior employment and equity agreement by and among Mr. Saltzman, Mr. Barrack and Colony Capital, LLC, as amended, Mr. Saltzman still maintains a right to fund incentives or other interests granted in connection with his employment prior to the effective date of his employment agreement, including any rights to the payment of consideration under a contribution agreement.
The agreement also provides that, in his role as our Chief Executive Officer and President, Mr. Saltzman will perform duties and provide services to us that are reasonably consistent with those he provided to Colony in that role prior to the Merger. The agreement further provides that Mr. Saltzman will devote substantially all of his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to us.
In addition, the agreement provides that Mr. Saltzman’s principal place of business during the term of the agreement will be in New York City. However, the agreement provides that if Mr. Saltzman is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than in New York City, and Mr. Saltzman determines to relocate his principal place of residence to a city in proximity to such other location, then we will pay for all relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.
The agreement further provides that Mr. Saltzman will receive an annual base salary of no less than $800,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $2,400,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Saltzman will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). Mr. Saltzman will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to him prior to the effective date of his employment agreement and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Saltzman. Mr. Saltzman will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and will be entitled to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.

The agreement provides that if Mr. Saltzman’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described below), and Mr. Saltzman executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
The agreement also provides that if Mr. Saltzman provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (ii) if such termination occurs upon his retirement on or after his attainment of age 65, full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Saltzman’s duties, authority or responsibilities (including, but not limited to, failing to maintain Mr. Saltzman as a member of the Board) or a diminution in his title, (ii) a change in reporting structure such that Mr. Saltzman no longer reports to the Executive Chairman or the Board (or a sub-committee of the Board), (iii) a reduction in Mr. Saltzman’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of his principal place of business, or (v) a material breach of the agreement by us.
If any payments to be made to Mr. Saltzman, whether under the agreement or otherwise, would subject Mr. Saltzman to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Saltzman receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Saltzman will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or our customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Saltzman and us to disparage the other.
Employment Agreements with Other Named Executive Officers
These employment agreements provided for an initial term of three years which began on April 2, 2015, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.
The agreements provide for the payment of a specified base salary to each executive, which is equal to no less than $447,000 for Mr. Tangen and $472,000 for Mr. Traenkle. In March 2017, the Compensation Committee approved an increase in base salary for Mr. Tangen from $447,000 to $475,000, to align Mr. Tangen’s salary with the peer group market median. In addition, the agreements provide that each executive will be eligible to receive an annual cash bonus with a target amount initially set at $1,300,000 for Mr. Tangen and $1,575,000 for Mr. Traenkle and annual grants of equity-based awards with a target value initially set at $1,000,000 for Mr. Tangen and $990,000 for Mr. Traenkle, with such amounts subject to annual review by the Board (or a committee thereof). In addition, the executives will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the effective date of such employment agreements and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the effective date of such employment agreements.
The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, and (ii) a pro-rated target bonus for the year of termination.

For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of the executive’s principal place of business, or (v) a material breach of the agreement by us.
The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.

Former NSAM Executive Compensation Overview

This section describes the compensation that we and/or NSAM paid to certain of NSAM’s former executive officers for 2017, as we are the successor to NSAM following the completion of the Merger. Accordingly, certain of NSAM’s executive officers at the beginning of 2017 are considered our named executive officers under applicable SEC rules, and, as a result, information regarding their compensation for 2017 is required to be included in this proxy statement. Following completion of the Merger, none of NSAM’s executive officers, other than Mr. Hamamoto, continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Merger. We refer to Messrs. Hamamoto, Tylis and Gilbert and Ms. Hess herein as the former NSAM executive officers. Substantially all of the compensation received by the former NSAM executive officers for 2017 consisted of equity awards granted in connection with the completion of the Merger pursuant to the letter agreements that NSAM entered into with each of its executive officers in connection with the signing of the merger agreement in June 2016, as subsequently amended. The letter agreements were negotiated with the former NSAM executive officers at the direction of the NSAM Special Committee and were approved by NSAM’s board of directors upon the recommendation of the NSAM Special Committee in connection with the approval of the merger agreement.

Letter Agreements with the Former NSAM Executive Officers
In connection with the Merger, NSAM entered into letter agreements with each of the former NSAM executive officers that included a number of significant concessions by the former NSAM executive officers relating to the compensation that they otherwise would have been entitled to receive (and the terms that otherwise would have applied to them) as a result of the Merger.

Pursuant to the letter agreements, each of the former NSAM executive officers agreed not to receive the cash severance payments, pro-rated bonus and continuation of health benefits that he or she otherwise would have been entitled to receive in connection with the Merger and agreed to amend his or her existing employment agreement to remove all of these provisions and all other provisions of these agreements that would have provided for any payments or benefit upon a termination of employment or change of control following the closing of the Merger. As a result, none of NSAM’s former executive officers were entitled to receive any cash severance from us upon a termination of employment following the closing of the Merger (other than nominal severance equal to one week of base salary).

In lieu of receiving cash severance and in exchange for the other concessions made by the former NSAM executive officers, the letter agreements provided for us to issue replacement equity awards to the former NSAM executive officers as soon as practicable following the closing of the Merger. The maximum aggregate value of the replacement equity awards was approximately $52 million less than the estimated cash severance that the former NSAM executive officers would have been entitled to receive under their employment agreements if they voluntarily terminated their employment following the Merger and was subject to further reduction because the former NSAM executive officers also agreed to have the number of shares subject to such awards attributed a minimum value of $15.00 per share. Pursuant to the terms of the letter agreements, the maximum value of such replacement equity awards were as follows: Mr. Hamamoto – $52,595,810; Mr. Tylis – $29,930,569; Mr. Gilbert – $23,082,043 and Ms. Hess ‑ $8,622,725. The replacement equity award granted to each of the former NSAM executive officers was subject to vesting based on continued employment with us through the first anniversary of the closing of the Merger (with accelerated vesting upon termination of employment by us without cause, by the executive with good reason or upon death or disability). In addition, for Messrs. Hamamoto and Gilbert, an additional one-year post-vesting holding requirement applies with respect to all of the shares or LTIP units that vested other than a specified amount to satisfy tax liabilities resulting from such vesting, provided that such holding period lapsed upon termination of employment by us without cause, by the executive with good reason or upon death or disability prior to the end of the holding period. Dividends and distributions are to be paid currently with respect to the replacement equity awards. The following are the number of shares or LTIP units subject to the replacement equity awards granted to the former NSAM executive officers pursuant to the letter agreements following the closing of the Merger:

Name	Replacement Equity Awards (# of shares or units)(1)
David T. Hamamoto	3,506,387
Albert Tylis	1,995,371
Daniel R. Gilbert	1,538,803
Debra A. Hess	574,848

(1)	Represents restricted shares of our common stock and, for Mr. Hamamoto, LTIP units.

In addition, in order to create certainty for the parties to the Merger and assist with the establishment of the exchange ratios in the merger agreement, each of the former NSAM executive officers agreed in these letter agreements to fix (i) the size of the annual cash bonus pool for 2016, (ii) the number of shares of common stock of NSAM and NorthStar Realty to be granted as long-term bonus for

2016 and (iii) the number of shares to be earned pursuant to the performance-based equity awards previously granted to each of the former NSAM executive officers (or to be granted for 2016) other than those with a performance period scheduled to end prior to the anticipated closing of the Merger in 2017. The size of the annual cash bonus pool and the number of shares of common stock of NSAM and NorthStar Realty to be granted as long-term bonus for 2016 were fixed based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based equity awards described above was based on stock prices prior to the signing of the merger agreement and an assumed closing date in January 2017 and reflected the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Merger based on information available prior to the signing of the merger agreement.

Each of the former NSAM executive officers also agreed to modify the terms of the existing non-competition covenant contained within his existing employment agreement with NSAM or one of its subsidiaries. Pursuant to the existing employment agreements, each of the former NSAM executive officers generally agreed not to engage, directly or indirectly, within the United States in any business that competes directly with the principal businesses conducted by NSAM as of the date of his termination of employment. This non-competition covenant applied while each of the former NSAM executive officers was employed and for a period of one year after his termination, unless the termination was by NSAM without cause, by the executive with good reason (provided that a change of control did not occur prior to the termination) or upon expiration of the term due to NSAM’s non-renewal. Pursuant to the letter agreements, each of the former NSAM executive officers agreed that the non-competition covenant would apply in the event of any termination of employment. For Messrs. Hamamoto, Tylis and Gilbert, the non-competition covenant applied for 12 months after termination or, if the termination is by us without cause or the executive with good reason, for 12 months after the closing of the Merger. For Ms. Hess, the non-competition covenant applied for 12 months after the closing of the Merger in all circumstances. The effectiveness of the letter agreements was contingent upon the closing of the Merger, which occurred on January 10, 2017.

Base Salary

Prior to the closing of the Merger, NSAM compensated the former NSAM executive officers in accordance with the contractual obligations that NSAM had previously entered into with the former NSAM executive officers. From January 1, 2017 until the closing of the Merger on January 10, 2017, the former NSAM executive officers received pro rata portions of their base salaries at the rates that had been in effect prior to the Merger. For this ten-day period, the pro-rated base salaries paid by NSAM were as follows: Mr. Hamamoto – $28,269; Mr. Tylis – $24,904; Mr. Gilbert – $16,154; and Ms. Hess ‑ $15,481. Pursuant to the terms of the letter agreements, the former NSAM executive officers agreed to provide services to us during the full year of 2017 following the Merger for no additional compensation other than a nominal base salary equal to $1.00.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation of Executive Officers

This section provides information regarding the compensation that we paid to our executive officers during the fiscal year ended December 31, 2017, including certain compensation NSAM paid to its executive officers at the beginning of 2017 prior to the Merger. Because we are the successor to NSAM following the completion of the Merger, certain of the NSAM’s executive officers at the beginning of 2017 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2017 is required to be included in this proxy statement. Following completion of the Merger on January 10, 2017, none of the former NSAM executive officers, other than Mr. Hamamoto (who subsequently resigned as a director and officer of the Company effective as of January 11, 2018), continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Merger.

Summary Compensation Table
The following table shows the compensation for each of our named executive officers, including the former NSAM executive officers, in accordance with Item 402(c) of Regulation S‑K, in effect as of December 31, 2017.

Name	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Thomas J. Barrack Jr.	2017	$1,000,000	$—	$—	$2,389,829	$30,650(2)	$3,420,479
Executive Chairman	2016	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—
Richard B. Saltzman	2017	$800,000	$—	$—	$1,423,727	$30,822(2)	$2,254,549
Chief Executive Officer and President	2016	$—	$—	$—	$—	—	$—
	2015	$—	$—	$—	$—	$—	$—
Darren J. Tangen	2017	$475,000	$—	$—	$885,788	$29,322(2)	$1,390,110
Chief Financial Officer	2016	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—
Kevin P. Traenkle	2017	$472,000	$—	$—	$1,009,632	$29,322(2)	$1,510,954
Chief Investment Officer	2016	$—	$—	$—	$—	—	$—
	2015	$—	$—	$—	$—	$—	$—
David T. Hamamoto	2017	$28,270(3)	$—	$52,952,689(4)	$—	$10,800(5)	$52,991,759
Former Executive Vice Chairman	2016	$892,500	$11,171,986	$8,358,214(6)	$—	$10,600	$20,433,300
and Former Executive Chairman of NSAM	2015	$892,500	$—	$3,856,241(7)	$15,676,762	$10,600	$20,436,103
Albert Tylis	2017	$24,905(3)	$—	$30,713,920(4)	$—	$10,800(5)	$30,749,625
Former Chief Executive Officer and President of NSAM	2016	$786,250	$7,845,836	$5,572,139(6)	$—	10,600	$14,214,825
	2015	$510,000	$—	$2,570,834(7)	$10,452,592	$10,600	$13,544,026
Daniel R. Gilbert	2017	$16,155(3)	$—	$24,134,233(4)	$—	$10,800(5)	$24,161,188
Former Head of Retail Platform and Former Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd	2016	$510,000	$7,194,541	$5,571,139(6)	$—	$10,600	$13,286,280
	2015	$510,000	$—	$2,570,834(7)	$10,467,841	$10,600	$13,559,275
Debra A. Hess	2017	$15,482(3)	$—	$9,199,971(4)	$—	$10,800(5)	$9,226,253
Former Chief Financial Officer of NSAM	2016	$488,750	$2,462,805	$1,551,986(6)	$—	10,600	$4,514,141
	2015	$488,750	$—	$706,977(7)	$3,581,741	$10,600	$4,788,068

(1)	With respect to Messrs. Hamamoto, Tylis and Gilbert, includes historical compensation information from NSAM for periods prior to the closing of the Merger.

(2)
Represents matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Mr. Barrack, an auto allowance.

(3)	Represents base salary payable by NSAM prior to the completion of the Merger and a nominal base salary of $1.00 for periods after the completion of the Merger.

(4)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards that were granted to the former NSAM executive officers in early 2017, which are set forth in the “2017 Grants of Plan-Based Awards” table below. These awards consist of the replacement equity awards granted pursuant to the letter agreements with the former NSAM executive officers in connection with the Merger and equity awards granted in early 2017 as long-term bonus for 2016. The fair value of the restricted shares of our common stock or LTIP units was determined based on our stock price on the grant date.

(5)	Represents matching contributions in connection with NSAM’s 401(k) plan.

(6)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to the former NSAM executive officers in 2016 as a portion of long-term bonus for 2015.

(7)	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to the former NSAM executive officers in 2015.

CEO Pay Ratio
The ratio of our Chief Executive Officer’s annual total compensation for 2017 to that of the median employee’s annual total compensation for 2017 is 16:1. This ratio is based on the 2017 annual total compensation of $2,248,549 for Mr. Saltzman, as our Chief Executive Officer and President as of December 31, 2017 (the “Measurement Date”), as reported in the Summary Compensation Table above and the 2017 annual total compensation of $144,520 for the median employee, using the same components of compensation as used in the Summary Compensation Table for the Chief Executive Officer and President. The median employee was determined using total cash compensation (including salaries and cash bonuses) paid by our company during 2017 to our employees (other than our Chief Executive Officer) as of the Measurement Date. Any compensation paid to employees in foreign currencies was converted to U.S. dollars as of the Measurement Date.

Because Mr. Saltzman, our Chief Executive Officer and President, was not an executive officer of our predecessor, NSAM, any equity awards granted to him by Colony prior to the Merger are not reflected in the Summary Compensation Table. If equity awards paid by Colony to Mr. Saltzman and the median employee (if applicable) in 2017 were included in the calculation of annual total compensation, then the ratio of our Chief Executive Officer’s annual total compensation for 2017 to that of the median employee’s annual total compensation for 2017 would be 35:1.

2017 Grants of Plan-Based Awards Table
The following table provides information about awards granted in 2017 to each of our named executive officers, including the former NSAM executive officers. All of the awards referenced below were made pursuant to the CLNS Equity Incentive Plan. There were no options in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)
Thomas J. Barrack Jr.	3/23/2017	—	4,700,000	—	—	—
Richard B. Saltzman	3/23/2017	—	2,800,000	—	—	—
Darren J. Tangen	3/23/2017	—	1,615,000	—	—	—
Kevin P. Traenkle	3/23/2017	—	1,840,800	—	—	—
David T. Hamamoto	1/4/2017	—	—	—	44,138(2)	706,208
	1/4/2017	—	—	—	230,189(3)	3,683,021
	1/30/2017	—	—	—	3,506,387(4)	48,563,460
Albert Tylis	1/4/2017	—	—	—	30,953(2)	495,248
	1/4/2017	—	—	—	161,424(3)	2,582,784
	1/30/2017	—	—	—	1,995,371(4)	27,635,888
Daniel R. Gilbert	1/4/2017	—	—	—	28,376(2)	454,016
	1/4/2017	—	—	—	147,987(3)	2,367,795
	1/30/2017	—	—	—	1,538,803(4)	21,312,422
Debra A. Hess	1/4/2017	—	—	—	16,126(2)	258,016
	1/4/2017	—	—	—	41,222(3)	659,558
	1/30/2017	—	—	—	574,848(4)	7,961,645
___________________

(1)
Represents the target cash bonuses approved by the Compensation Committee on March 23, 2017, under the 2017 Annual Incentive Plan. For information about the amounts actually earned by each of our named executive officers under the 2017 Annual Incentive Plan, please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Amounts are considered earned in fiscal year 2017, although they were not paid until 2018. For additional information about the 2017 Annual Incentive Plan, see “Compensation Discussion and Analysis—Elements of Colony NorthStar Executive Officer Compensation and Benefits-Annual Cash Bonus—2017 Annual Incentive Plan Overview.”

(2)
Represents restricted shares of NSAM’s common stock granted on January 4, 2017 as a portion of long-term bonus for 2016 to the former NSAM executive officers, which, in the absence of the Merger, were to be subject to vesting based on NSAM’s total shareholder return for the four-year period ending December 31, 2019 and continued employment with NSAM through such date. Pursuant to the letter agreements, the number of shares of NSAM’s common stock to be earned pursuant to these awards upon the closing of the Merger was fixed in connection with entering into the merger agreement as discussed above under “Compensation Discussion and Analysis—Compensation of NSAM’s Former Executive Officers—Letter Agreements with the Former NSAM Executive Officers.” As a result, given the timing of the Merger, the NSAM Compensation Committee granted the former NSAM executive officers equity awards for the fixed number of shares that were to be earned pursuant to the letter agreements, with vesting contingent upon the closing of the Merger. These amounts were significantly less than the full number of shares that otherwise would have been subject to these awards. Dividends were to be paid currently with respect to these equity awards prior to vesting and, upon vesting, each recipient was entitled to receive the dividends that would have been paid during 2016 (the initial year of the original four-year performance period) with respect to the shares that vested.

(3)
Represents restricted shares of NSAM’s common stock granted on January 4, 2017 as a portion of long-term bonus for 2016 to the former NSAM executive officers, which were subject to vesting based solely on continued employment. Pursuant to the letter agreements, the number of shares of NSAM’s common stock to be granted pursuant to these awards was fixed in connection with entering into the merger agreement as discussed above under “Compensation Discussion and Analysis—Compensation of NSAM’s Former Executive Officers—Letter Agreements with the Former NSAM Executive Officers.” Upon grant, 25% of each of these equity awards was vested. The remainder was subject to vesting in equal installments on December 31, 2017, 2018 and 2019, subject to continued employment with NSAM; provided that, in accordance with the terms of these awards, vesting was fully accelerated upon the closing of the Merger. Dividends were to be paid currently with respect to these equity awards prior to vesting, including all dividends with a record date on or after January 1, 2017.

(4)
Represents the replacement equity awards, which were granted pursuant to the terms of the letter agreements entered into with the former NSAM executive officers in connection with the Merger and are discussed above under “Compensation Discussion and Analysis—Compensation of NSAM’s Former Executive Officers—Letter Agreements with the Former NSAM Executive Officers.”

Outstanding Equity Awards at Fiscal Year End 2017
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2017 with respect to our named executive officers, including the former NSAM executive officers. No options were granted during this period.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas J. Barrack Jr.	466,370(2)	$5,321,282	—	$—
Richard B. Saltzman	367,743(3)	$4,195,948	—	$—
Darren J. Tangen	136,966(4)	$1,562,782	—	$—
Kevin P. Traenkle	138,874(5)	$1,584,552	—	$—
David T. Hamamoto	3,506,387(6)	$40,007,876	—	$—
Albert Tylis	1,995,371(6)	$22,767,183	—	$—
Daniel R. Gilbert	1,538,803(6)	$17,557,742	—	$—
Debra A. Hess	574,848(6)	$6,559,016	—	$—

(1)
The value of the awards reflected in the table is based on a price per share or unit of $11.41, which was the closing price of our Class A common stock on the NYSE as of December 29, 2017 (the final trading day of the year).

(2)	Includes 209,454; 169,190; and 87,726 restricted shares of our Class A common stock scheduled to vest on January 8, 2018, January 4, 2019 and January 6, 2020, respectively.

(3)	Includes 162,207; 135,351; and 70,185 restricted shares of our Class A common stock scheduled to vest on January 8, 2018, January 4, 2019 and January 6, 2020, respectively.

(4)	Includes 63,562; 48,339; and 25,065 restricted shares of our Class A common stock scheduled to vest on January 8, 2018, January 4, 2019 and January 6, 2020, respectively.

(5)	Includes 66,206; 47,855; and 24,813 restricted shares of our Class A common stock scheduled to vest on January 8, 2018, January 4, 2019 and January 6, 2020, respectively.

(6)
Represents the unvested portion of the replacement equity awards granted to the former NSAM executive officers, which were scheduled to vest on January 10, 2018, subject to continued employment through such date.

Option Exercises and Stock Vested in 2017
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2017 with respect to our named executive officers, including the former NSAM executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas J. Barrack Jr.	—	—
Richard B. Saltzman	—	—
Darren J. Tangen	—	—
Kevin P. Traenkle	—	—
David T. Hamamoto	1,789,937	$28,361,806
Albert Tylis	1,202,783	$19,058,540
Daniel R. Gilbert	1,186,769	$18,804,343
Debra A. Hess	519,961	$8,237,837
___________________

(1)
With respect to the former NSAM executive officers, includes shares of NSAM’s common stock, LTIP units in NSAM’s operating partnership and shares of NSAM’s performance common stock that vested during 2017 in connection with the completion of the Merger.

(2)	Based on the closing price of our Class A common stock or NSAM’s common stock, as applicable, on the NYSE on the date of vesting.

Potential Payments on Termination or Change of Control

Termination/Change of Control Compensation Table
The following table shows the potential payments to our named executive officers, including the former NSAM executive officers, upon a termination of employment without cause or for good reason, upon a change of control of Colony NorthStar and upon the death or disability of the executive officer based on agreements and plans in effect as of December 31, 2017.

The types of events constituting cause, good reason, disability and a change of control differed in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our named executive officers, including the former NSAM executive officers, were not entitled to any payments if they were terminated for cause or resigned without good reason or if they retired. In preparing the tables below, we assumed the applicable event (i.e., termination, change of control or death or disability) occurred on December 31, 2017. Market values of equity awards were determined by multiplying the applicable number of shares or units by $11.41, the per share closing price of our Class A common stock as of December 29, 2017 (the final trading day of the year).

Name	Payments/Benefits	Termination Without Cause or For Good Reason		Change of Control w/o Termination(1)	Change of Control w/ Termination (2)		Death or Disability
Thomas J. Barrack Jr.	Cash Severance Payment		$19,539,128(3)	$—		$19,539,128(3)	$2,389,829(4)
	Equity Award Acceleration(5)		$5,321,282	$—		$5,321,282	$5,321,282
Richard B. Saltzman	Cash Severance Payment		$12,273,372(3)	$—		$12,273,372(3)	$1,423,727 (4)
	Equity Award Acceleration(5)		$4,195,948	$—		$4,195,948	$4,195,948
Darren J. Tangen	Cash Severance Payment		$5,124,433 (3)	$—		$5,124,433 (3)	$885,788(4)
	Equity Award Acceleration(5)		$3,638,866	$—		$3,638,866	$3,638,866
Kevin P. Traenkle	Cash Severance Payment		$5,684,877 (3)	$—		$5,684,877 (3)	$1,009,632(4)
	Equity Award Acceleration(5)		$4,663,244	$—		$4,663,244	$4,663,244
David T. Hamamoto	Cash Severance Payment	$	—(6)	$—	$	—(6)	$—
	Equity Award Acceleration(7)		$40,007,876	$—		$40,007,876	$40,007,876
Albert Tylis	Cash Severance Payment	$	—(6)	$—	$	—(6)	$—
	Equity Award Acceleration(7)		$22,767,183	$—		$22,767,183	$22,767,183
Daniel R. Gilbert	Cash Severance Payment	$	—(6)	$—	$	—(6)	$—
	Equity Award Acceleration(7)		$17,557,742	$—		$17,557,742	$17,557,742
Debra A. Hess	Cash Severance Payment	$	—(6)	$—	$	—(6)	$—
	Equity Award Acceleration(7)		$6,559,016	$—		$6,559,016	$6,559,016

(1)
Represents the value of the payments and benefits that our named executive officers, including the former NSAM executive officers, would have received in the event of a change of control on December 31, 2017.

(2)
Represents the value of the payments and benefits that our named executive officers, including the former NSAM executive officers, would have received in the event of a termination by us without cause or by the executive for good reason on December 31, 2017 in connection with a change of control.

(3)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents (i) a lump sum cash payment equal to two times (or, for Messrs. Barrack and Saltzman, three times) the sum of the executive’s base salary and average annual bonus with respect to the three prior calendar years, (ii) lump sum payment of any unpaid bonus for 2016, if any, (iii) the lump sum pro-rata target bonus for the effective period of employment for the year ended December 31, 2017, assuming the bonus was not paid in calendar year 2017, (iv) continued medical, dental and vision benefits at active employee rates for 24 months and (v) the continuation of certain benefits for 24 months following termination, but excludes any perquisites and other personal benefits or property, if any, with an aggregate value less than $10,000.

(4)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents (i) any unpaid bonus for 2016, if any, and (ii) the pro-rata target bonus for the effective period of employment for the year ended December 31, 2017, assuming the bonus was not paid in calendar year 2017, in either case, which is payable in lump sum by the Company upon termination of the named executive officer’s employment by us due to his death or disability. For purposes of the employment agreements, “disability” is defined as physical or mental incapacity that substantially prevents the named executive officer from performing his duties and that has continued for at least 180 consecutive days.

(5)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents the value of all equity awards that that would fully vest of upon termination of the named executive officer’s employment by us without cause, by the named executive officer with good reason or upon death or disability.

(6)
Pursuant to the letter agreements discussed under “Compensation Discussion and Analysis—Compensation of NSAM’s Former Executive Officers—Letter Agreements with the Former NSAM Executive Officers,” represents the equivalent of one week of base salary payable by us, based on the annual base salary rates of $1.00, which were in effect for the former NSAM executive officers as of December 31, 2017.

(7)
Pursuant to the letter agreements discussed under “Compensation Discussion and Analysis—Compensation of NSAM’s Former Executive Officers—Letter Agreements with the Former NSAM Executive Officers,” represents the value of the otherwise unvested replacement equity awards granted to the former NSAM executive officers and is based on a price per share of our Class A common stock of $11.41, which was the closing price per share of our Class A common stock as of December 29, 2017 (the final trading day of the year). Vesting of the replacement equity award granted to each of the former NSAM executive officers would have accelerated in the event of a termination of the former NSAM executive officer’s employment by us without cause, by the former NSAM executive officer with good reason or upon death or disability).

The tables above do not include payments and benefits to the extent we generally provide them on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of two times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits. As a result of provisions in each of our named executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to such an executive set forth above would have been subject to the excise tax under Section 4999 of the Code, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

John L. Steffens (Chairman)
Nancy A. Curtin
Justin E. Metz
Charles W. Schoenherr
The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee of our Board of Directors are John L. Steffens, Nancy A. Curtin, Justin E. Metz, and Charles W. Schoenherr, each of whom is an independent director. None of these directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or our Compensation Committee. Accordingly, to the knowledge of the Compensation Committee and as relates to our Board of Directors and our executive officers, during 2017 there were no interlocks with other companies within the meaning of the SEC’s rules.

COMPENSATION OF DIRECTORS
Colony NorthStar Director Compensation – Post January 10, 2017
The following discussion relates to compensation for our non-executive directors for the period following the Merger on January 10, 2017, including Ms. Curtin and Messrs. Crocker, Fosheim, Metz, Parker, Schoenherr, Somers and Steffens.
A member of our Board of Directors who is our employee is referred to as an executive director. Executive directors (including Mr. Barrack and Mr. Saltzman) do not receive compensation for serving on our Board. Mr. Hamamoto, a former executive director, also did not receive compensation for serving on our Board during 2017.
In 2017, the Compensation Committee engaged FW Cook to undertake a review of compensation policy for non-executive directors, as well as executive compensation (as discussed above under “Compensation Discussion and Analysis”). In February and March 2017, the Compensation Committee and FW Cook discussed non-employee director compensation and concluded that it was appropriate to modify the compensation payable to the non-executive directors of the Company effective in 2017. The goal of the Compensation Committee was to consider compensation to non-executive directors among the Company’s peer group, agreed in March 2017, and to design compensation parameters that appropriately aligned the interests of the Company’s Board with its stockholders.
Effective March 2017, the Board adopted a “Non-Executive Independent Director Compensation Policy” that provides that each non-executive director elected for service on the Board in 2017 will thereafter and throughout such annual term of service receive an annual base fee for his or her services of $260,000, with $100,000 payable in cash in quarterly installments in conjunction with quarterly meetings of the Board and $160,000 payable in the form of an annual award of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant (anticipated proximately following each annual election of directors), subject to the director’s continued service on the Board. In addition, in 2017, the chairs of each of the Audit, Compensation, Risk and Nominating and Corporate Governance Committees will receive an additional annual cash retainer of $20,000, $15,000, $15,000 and $15,000, respectively, and the Lead Director will receive an additional annual cash retainer of $25,000. The Company will also reimburse each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.
In addition, the non-executive directors have the right to elect to receive all or a portion of their annual retainers and any additional annual retainers in the form of deferred stock units in lieu of cash or restricted stock, which units would be issued as of the applicable payment date and valued based on the closing price of the Company’s shares of Class A common stock on the business day prior to such applicable payment date. Deferred stock units are payable in shares of the Company’s Class A common stock either upon the director’s departure from the Board or in annual installments over three years following departure. All deferred stock units are entitled to receive dividend equivalent payments, which are reinvested into additional deferred stock units. Any such additional deferred stock units will be subject to the same restrictions and conditions, including any vesting conditions, as the deferred stock units with respect to which they were credited.
With respect to the period between the closing of the Merger on January 10, 2017 and May 4, 2017, each non-executive director received a ratable allocation of compensation based on the annual cash and equity based compensation to be paid in accordance with the Non-Executive Independent Director Compensation Policy summarized above.
NSAM Director Compensation – January 1, 2017 – January 10, 2017
The following discussion relates to compensation for the non-executive directors of NSAM for the period from January 1, 2017 through January 10, 2017, including Stephen E. Cummings, Judith A. Hannaway, Oscar Junquera, Justin E. Metz, Wesley D. Minami and Louis J. Paglia.
Prior to the Merger, the NSAM nominating and corporate governance committee had responsibility for making recommendations to NSAM’s board of directors regarding non-employee director compensation. Its goal was the creation of a reasonable and balanced board of director’s compensation program that aligned the interests of NSAM’s board of directors with those of its stockholders. NSAM used a combination of cash and stock-based incentive compensation to attract and retain highly-qualified candidates to serve on the NSAM board of directors. In setting director compensation, NSAM considered the significant amount of time that directors expend in fulfilling their duties, the skill-level required by NSAM of members of the board and competitive pay practice data. The NSAM nominating and corporate governance committee discussed its recommendations with NSAM’s chief executive officer and ultimately made a recommendation to the NSAM board of directors with respect to all non-employee director compensation.
For 2017, NSAM’s non-employee directors’ fees were as follows: (i) board members received an annual director’s cash retainer fee of $90,000; (ii) the chairpersons of NSAM’s audit committee and compensation committee received an additional annual fee of

$35,000; (iii) the chairperson of NSAM’s nominating and corporate governance committee received an additional annual fee of $30,000; (iv) members of NSAM’s audit committee (other than the chairperson) received an additional annual fee of $20,000; (v) members of NSAM’s Compensation Committee and nominating and corporate governance committee (other than the chairpersons) received an additional annual fee of $15,000; (vi) the lead non-management director of the board received an additional annual fee of $50,000; (vii) each NSAM Board member received an additional $1,000 for attendance at board meetings in excess of ten meetings per year; and (viii) each member of NSAM’s audit committee, compensation committee and nominating and corporate governance committee received an additional $1,000 for attendance at each committee meeting that exceeds six meetings per year.
With respect to the period between the January 1, 2017 and the closing of the Merger on January 10, 2017, each NSAM non-employee director received a ratable allocation of compensation based on the annual cash and equity based compensation to be paid in accordance with the NSAM director compensation policy summarized above.
Director Compensation Table for Fiscal Year Ended December 31, 2017
The following table provides information concerning the compensation of our non-employee directors, including NSAM’s non-employee directors, for 2017.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
Douglas Crocker II	$97,500		$211,006	$308,506
Stephen E. Cummings*	$3,333		-	$3,333
Nancy A. Curtin	$121,875		$211,006	$332,881
Jon A. Fosheim	$112,125		$211,006	$323,131
Judith A. Hannaway*	$5,278		-	$5,278
Oscar Junquera*	$3,472		-	$3,472
Justin E. Metz	$100,417	(3)	$211,006	$311,423
Wesley D. Minami*	$5,278		-	$5,278
Louis J. Paglia*	$5,278		-	$5,278
George G.C. Parker	$117,000		$211,006	$328,006
Charles W. Schoenherr	$97,500		$211,006	$308,506
John A. Somers	$112,125		$211,006	$323,131
John L. Steffens	$112,125		$211,006	$323,131

* Former NSAM non-employee director prior to the Merger that closed on January 10, 2017.

(1)
For Messrs. Crocker, Fosheim, Metz, Somers and Steffens, amounts include the value of 2,207, 5,075, 2,207, 5,075, and 5,075 deferred stock units, respectively, received in lieu of directors’ cash compensation for service in 2017.

(2)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock and/or deferred stock units granted to each of our non-employee directors on July 17, 2017, which was (i) $160,766 for the annual grant in connection with each director’s re-election to the Board on May 4, 2017 and (ii) $50,240 for the period of service between the closing of the Merger on January 10, 2017 and May 4, 2017. As of December 31, 2017, except for 10,944 unvested shares held by Mr. Parker and 11,473 unvested deferred stock units held by each of Ms. Curtin and Messrs. Crocker, Fosheim, Metz, Schoenherr, Somers and Steffens, none of our directors held any unexercised option awards or unvested stock awards that had been granted as director compensation. Each of the stock awards in 2017 was in the form of deferred stock units, except the stock award granted to Mr. Parker was in restricted shares of the Company’s Class A common stock.

(3)	Includes $2,917 received as cash compensation for Mr. Metz’s service as a non-employee director of NSAM in 2017 prior to the closing of the Merger.
Colony NorthStar Director Stock Ownership Guidelines
Pursuant to the Non-Executive Independent Director Compensation Policy, each non-executive director is required to maintain ownership of shares of Class A common stock of the Company with a value no less than four-times (4x) the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 11, 2017 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table presents information relating to securities remaining available for future issuance under the CLNS Equity Incentive Plan as of the fiscal year ended December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders
CLNS Equity Incentive Plan	3,618,009	(2)	N/A	15,894,758	(3)
Pre-Merger Equity Awards(4)	257,691	(4)	N/A	—
Total	3,875,700		N/A	15,894,758

(1)
As of December 31, 2017, represents shares issuable pursuant to awards of LTIP units and deferred stock units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit could have been converted, at the election of the holder, into one OP Unit. Each of the OP Units underlying these LTIP units was redeemable at the election of the holder, at the Company’s option in its capacity as general partner of our Operating Company, for: (i) cash equal to the then fair value of one share of the Company’s Class A common stock; or (ii) one share of the Company’s Class A common stock. Deferred stock units are held by certain of our non-executive directors and are payable in shares of the Company’s Class A common stock either upon a director’s departure from our board of directors or in annual installments over three years following departure. Except as set forth in footnote (4) below, does not include securities issuable pursuant to NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan, which was assumed by Colony NorthStar on January 10, 2017 in accordance with the merger agreement.

(2)
Includes the maximum number of shares of our Class A common stock issuable pursuant to awards of OP Units which are structured as profits interest in our Operating Company that were outstanding as of December 31, 2017.

(3)
Represents shares of our Class A common stock remaining available for issuance as of December 31, 2017, pursuant to the CLNS Equity Incentive Plan, other than the shares to be issued upon exercise of outstanding options, warrants and rights disclosed in the first column. Pursuant to the terms of the CLNS Equity Incentive Plan, the number of shares of common stock reserved for issuance thereunder automatically increases on January 1st of each year by 2% of the outstanding number of shares of our common stock on the immediately preceding December 31st.

(4)
Represents shares of the Company’s Class A common stock issuable pursuant to outstanding OP Units originally granted by, or issued with respect to awards that were originally granted by, NRF prior to the Merger, which were outstanding as a result of anti-dilution adjustments made in connection with the Merger. The issuance of shares of the Company’s Class A common stock pursuant to these awards was approved by NRF’s stockholders prior to the Merger and, as disclosed in connection with the Merger, the shares of the Company’s Class A common stock to be issued pursuant to these awards will not be issued pursuant to, and will not reduce availability under, the CLNS Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is currently composed of Messrs. Parker (Chairman), Crocker, Fosheim, and Schoenherr. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.
One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 with our management.
The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees”.
The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for 2017 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

George G. C. Parker (Chairman)
Douglas Crocker II
Jon A. Fosheim
Charles W. Schoenherr
The Report of the Audit Committee does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Please see “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2017.
Because we are the successor to NSAM following the completion of the Merger in January 2017, certain of NSAM’s executive officers for 2017 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2017 is included in this proxy statement for purposes of this advisory vote. The compensation received by NSAM’s executive officers for 2017 was largely impacted by the Merger. Significantly, following completion of the Merger on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto (who subsequently resigned as a director and officer of the Company effective as of January 11, 2018), continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Merger.
The Board of Directors recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In both 2017 and 2018, the Compensation Committee took meaningful steps to design an executive compensation program to further align the interests of our executive officers with those of our stockholders. The next vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers will take place at the 2019 annual meeting of stockholders.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. See “About the Meeting - How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Even if the appointment of EY as our independent registered public accounting firm is ratified, our Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of EY is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of EY as our independent registered public accounting firm for 2018. See “About the Meeting - How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the record date, regarding the beneficial ownership of (i) our common stock (Class A and Class B common stock) and (ii) our Series B Cumulative Redeemable Preferred Stock, our Series D Cumulative Redeemable Preferred Stock, our Series E Cumulative Redeemable Preferred Stock, our Series G Cumulative Redeemable Preferred Stock, our Series H Cumulative Redeemable Preferred Stock, our Series I Cumulative Redeemable Preferred Stock and our Series J Cumulative Redeemable Preferred Stock by:

•	each of our directors and director nominees;

•	each of our executive officers (including our named executive officers); and

•	all of our directors, director nominees and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•
all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
No executive officer, director or director nominee owns any shares of our Series B preferred stock, Series D preferred stock, Series E preferred stock, Series I preferred stock or Series J preferred stock.
Additionally, to our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, the following table sets forth certain information regarding the beneficial owners of more than 5% of our shares of Class A common stock as of March 27, 2018.

	Common Share Equivalents (1)		Class A Common Stock (1)	Class B Common Stock (1)
	Common Share Equivalents Owned	Percentage of Common Share Equivalents	Percentage of Class	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	28,465,664(2)(3)	5.21%	*	100%
Richard B. Saltzman	3,594,381(3)(4)(5)	*	*	—
Kevin P. Traenkle	989,028(3)(5)	*	*	—
Darren J. Tangen	905,147(3)(5)	*	*	—
Mark M. Hedstrom	2,658,611(3)(5)	*	*	—
Ronald M. Sanders	535,892(3)(5)	*	*	—
Neale W. Redington	223,607(3)(5)	*	*	—
David T. Hamamoto	5,285,187(6)	*	*	—
Albert Tylis	—	*	*	—
Daniel R. Gilbert	2,020,082(7)	*	*	—
Debra A. Hess	175,546	*	*	—
Douglas Crocker II	17,292(8)	*	*	—
Nancy A. Curtin	37,122(9)	*	*	—
Jon A. Fosheim	26,193(10)	*	*	—
Justin E. Metz	49,159(8)	*	*	—
George G. C. Parker	53,658(11)	*	*	—
Charles W. Schoenherr	61,663(9)	*	*	—
John A. Somers	64,153(10)	*	*	—
John L. Steffens	81,883(10)	*	*	—
All directors, director nominees and executive officers as a group (19 persons)	42,334,708(12)	7.75%	2.15%	100%
Greater than Five Percent Beneficial Owners
The Vanguard Group (13)	81,461,961	14.90%	15.86%	—
The Baupost Group, L.L.C. (14)	47,905,461	8.77%	9.33%	—
FMR LLC (15)	29,853,901	5.46%	5.82%	—
BlackRock, Inc. (16)	32,497,062	5.95%	6.33%	—
Vanguard Specialized Funds – Vanguard REIT Index Fund(17)	35,246,183	6.45%	6.87%	—

	Series G Preferred Stock (18)		Series H Preferred Stock (19)
	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	297,841(20)	8.63%	292,093(20)	2.54%
David T. Hamamoto	—	—	—	—
Richard B. Saltzman	—	—	—	—
Kevin P. Traenkle	—	—	—	—
Darren J. Tangen	—	—	—	—
Mark M. Hedstrom	—	—	—	—
Ronald M. Sanders	—	—	—	—
Neale W. Redington	—	—	—	—
Albert Tylis	—	—	—	—
Daniel R. Gilbert	—	—	—	—
Debra A. Hess	—	—	—	—
Douglas Crocker II	—	—	—	—
Nancy A. Curtin	—	—	—	—
Jon A. Fosheim	—	—	—	—
Justin E. Metz	—	—	—	—
George G. C. Parker	—	—	—	—
Charles W. Schoenherr	—	—	—	—
John A. Somers	—	—	—	—
John L. Steffens	—	—	—	—
All directors, director nominees and executive officers as a group (19 persons)	297,841	8.63%	292,093	2.54%

*	Represents less than 1.0% of the applicable class of voting security outstanding as of March 27, 2018.

(1)
The percentages below are based on 546,456,915 common share equivalents outstanding, comprised of (i) 513,314,879 shares of our Class A common stock outstanding (including restricted shares), (ii) 736,240 shares of our Class B common stock outstanding, (iii) 125,281 deferred stock units and (iv) 32,280,515 OP Units and LTIP Units outstanding in our Operating Company, which are convertible to Class A common stock and not otherwise held by the Company or its subsidiaries, in each case, as of March 27, 2018.

(2)
Includes Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee and OP Units held by Colony Capital, LLC and CCH Management Partners I , LLC, each a Delaware limited liability company controlled by Mr. Barrack.

(3)	Includes shares of restricted Class A common stock subject to time-based vesting.

(4)
In addition to the OP Units described in footnote 5 below, includes 550,758 OP Units held by Mr. Saltzman directly and 27,316 OP Units held by Mr. Saltzman indirectly through limited liability companies controlled by Mr. Barrack. Excludes 27,319 OP Units held by Mr. Saltzman indirectly through limited liability companies controlled by Mr. Barrack and which are subject to certain lock-up restrictions.

(5)
Includes OP Units allocated to such person in connection with Colony Capital’s management internalization completed in 2015, and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions (including vesting for certain individuals), may be redeemed for cash or, at the Company’s option, Class A common stock, upon such redemption. The OP Units allocated to any such individual which are subject to certain conditions as of March 27, 2018 but may be acquired in 60 days are as follows: Richard B. Saltzman – 13,658; Mark M. Hedstrom – 802,139; Kevin P. Traenkle – 269,824; Darren J. Tangen – 181,953; Ronald M. Sanders – 106,277; and Neale W. Redington – 6,758. In addition, for Mr. Hedstrom, includes 1,501,635 OP Units held indirectly through limited liability companies controlled by Mr. Barrack.

(6)
Based on information available to us as of January 11, 2018. Includes (i) 3,728,622 LTIP Units; (ii) 10,108 shares of common stock held by DTH Investment Holdings LLC, of which Mr. Hamamoto is the managing member; (iii) 100,629 shares of common stock held by The David T. Hamamoto GRAT I-2015-NSAM, a grantor trust for the benefit of Mr. Hamamoto’s children and of which Mr. Hamamoto is the trustee; (iv) 164,118 shares of common stock held by The David T. Hamamoto GRAT 2016-NSAM, a grantor trust for the benefit of Mr. Hamamoto’s children and of which Mr. Hamamoto is the trustee; (v) 119,389 shares of common stock held by The David T. Hamamoto GRAT 2016-NRF, a grantor trust for the benefit of Mr. Hamamoto’s children and of which Mr. Hamamoto is the trustee; and (vi) 89,956 shares of common stock held by The David T. Hamamoto GRAT 2015-NRF, a grantor trust for the benefit of Mr. Hamamoto’s children and of which Mr. Hamamoto is the trustee.

(7)	Based on information available to us as of January 10, 2017.

(8)	Includes 17,292 deferred stock units, of which 11,473 are unvested.

(9)	Includes 15,059 deferred stock units, of which 11,473 are unvested.

(10)	Includes 20,193 deferred stock units, of which 11,473 are unvested.

(11)	Includes 10,944 shares of Class A Common Stock that are unvested.

(12)	Adjusted to exclude an aggregate of 2,909,560 OP Units allocated to certain executive officers, and held by limited liability companies controlled by Mr. Barrack. See footnote 5 above.

(13)
Based solely on information provided in a Schedule 13G filed on February 8, 2018, The Vanguard Group, Inc. has sole voting power with respect to 395,505 shares of our Class A common stock, sole dispositive power with respect to 80,964,085 shares of our Class A common stock, shared voting power with respect to 113,543 shares of our Class A common stock, and shared dispositive power with respect to 497,876 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G, is 100 Vanguard Blvd., Malvern, PA 19355.

(14)
Based solely on information provided in a Schedule 13G filed on February 13, 2018, The Baupost Group, L.L.C. has sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 47,905,461 shares of our Class A common stock, and shared dispositive power with respect to 47,905,461 shares. The address of The Baupost Group, L.L.C., as reported by it in the Schedule 13G, is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(15)
Based solely on information provided in a Schedule 13G filed on February 13, 2018, FMR LLC has sole voting power with respect to 2,264,384 shares of our Class A common stock, sole dispositive power with respect to 29,853,901 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of FMR LLC, as reported by it in the Schedule 13G, is 245 Summer Street, Boston, Massachusetts 02210.

(16)
Based solely on information provided in a Schedule 13G filed on February 8, 2018, BlackRock, Inc. has sole voting power with respect to 29,114,542 shares of our Class A common stock, sole dispositive power with respect to 32,497,062 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G, is 55 East 52nd Street, New York, NY 10055.

(17)
Based solely on information provided in a Schedule 13G filed on February 2, 2018, Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to 35,246,183 shares of our Class A common stock, sole dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of Vanguard Specialized Funds – Vanguard REIT Index Fund, as reported by it in the Schedule 13G, is 100 Vanguard Blvd., Malvern, PA 19355.

(18)	The percentages below are based on 3,450,000 shares of our Series G preferred stock outstanding as of March 27, 2018.

(19)	The percentages below are based on 11,500,000 shares of our Series H preferred stock outstanding as of March 27, 2018.

(20)
Represents acquisitions by an investment vehicle between and managed by (i) an investment fund sponsored and managed by affiliates of the Company and beneficially controlled by the reporting person through the general partner of such investment fund and (ii) a wholly-owned subsidiary of our Operating Company. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy For Review of Related Person Transactions
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
Arrangements with Company-Sponsored Private Fund
The Company co-invests alongside Company sponsored private funds through joint ventures between the Company and the sponsored private fund. These co-investment joint ventures are consolidated by the Company. The Company has capital commitments, as general partner, directly into the private fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company’s commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the private fund such as financing and administrative costs. Such costs expensed during the year ended December 31, 2017 were immaterial and they relate primarily to the Company’s share of deferred financing costs on borrowings of the fund.
Investment in Managed Investment Vehicles
Subject to the Company’s related party policies and procedures, senior management, investment professionals and certain other employees may participate on a discretionary basis in investment vehicles managed by the Company, either directly or indirectly through co-investment vehicles. In October 2017, certain members of senior management invested an aggregate of $4.3 million, of which $2.5 million was invested by certain executive officers of the Company, in Colony NorthStar Focus Fund Participants, L.P., whose general partner is a subsidiary of the Company, for the purpose of investing in Colony NorthStar Focus Fund, L.P., a private equity fund whose general partner is a subsidiary of the Company. These investments are generally not subject to management fees and incentive fees, but otherwise bear their proportionate share of other operating expenses of the investment vehicles. At December 31, 2017, there was $4.8 million of such investments in a consolidated fund of the Company, reflected in redeemable noncontrolling interests on the consolidated balance sheet, and their share of net income, included in net income attributable to redeemable noncontrolling interests on the consolidated statement of operations, was immaterial for the year ended December 31, 2017.
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior management, investment professionals and certain other employees of the Company, generally at 40%, consistent with market terms. In March 2018, our executive officers were allocated an aggregate of 24.7%, 8.4% and 8.4% of the carried interest earned from Colony Distressed Credit Fund IV, L.P., ColFin Cobalt Partnership, L.P. and Colony Industrial Fund, L.P., respectively, each a fund managed by an affiliate of the Company.
Employees
Jodi Pitts, the daughter of Mr. Barrack, our Executive Chairman, has been employed since 2000 and is expected to continue to be employed at our company. Ms. Pitts is responsible for managing investor conferences and other investor relations functions. Gavin Hedstrom, the son of Mr. Hedstrom, our Executive Vice President and Chief Operating Officer, has been employed since 2011 and is expected to continue to be employed as an associate in the finance & accounting department at our company. Neither Ms. Pitts nor Gavin Hedstrom was paid more than $200,000 by the Company as compensation for 2017, including salary and bonus compensation.
Certain of the Company’s employees (including an independent contractor) may from time to time provide services to Mr. Barrack’s family business. Mr. Barrack pays for a portion of the cash compensation paid by the Company, including a pro rata portion of overhead costs, to such employees based on an allocation of time spent on Mr. Barrack’s family business. These payments by Mr. Barrack to the Company amounted to approximately $800,000 for the year ended December 31, 2017.
Corporate Aircraft
The Company’s corporate aircraft may occasionally be used for business purposes by affiliated entities or for personal use by certain senior executives of the Company. Affiliated entities and senior executives pay the Company for their usage based on the incremental cost to the Company of making the aircraft available for such use, and includes direct and indirect variable costs of operating the flights. These payments amounted to $1.9 million, $0.9 million and $0.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.
Indemnification Agreements
We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;
provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the Board of Directors or an agreement approved by the Board of Directors.
Letter Agreements of NSAM Executive Officers in the Merger
In connection with the Merger, NSAM entered into letter agreements with its executive officers that included certain concessions by NSAM’s executive officers, including the following:

•	the agreement by NSAM’s executive officers to forego all cash severance that they would have been entitled to receive if they voluntarily terminated their employment following the Merger;

•
the agreement by NSAM’s executive officers to receive unvested equity awards of Colony NorthStar (the “replacement equity awards”), that was approximately $52 million less than the estimated cash severance that these executives would have been entitled to receive if they voluntarily terminated their employment following the Merger, with Messrs. Hamamoto, Tylis and Gilbert bearing the full amount of such reduction;

•
the agreement by NSAM’s executive officers to have the replacement equity awards priced based on a per share price equal to the greater of $15.00 or the volume weighted average price of a share of our common stock over the first five trading days immediately following the closing of the Merger;

•
the agreement by NSAM’s executive officers to provide services to us during the full year of 2017 following the Merger for no additional compensation other than a nominal annual base salary equal to $1.00;

•
the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of the performance-based equity awards that each was projected to earn upon the closing of the Merger based on information available prior to the signing of the merger agreement; and

•
the agreement by all of NSAM’s executive officers to modify their non-competition agreements to provide that these agreements will apply for at least 12 months after the closing of the Merger in the event of any termination of employment.

Each of NSAM’s executive officers agreed in these letter agreements to fix (i) the size of the annual cash bonus pool for 2016, (ii) the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016, and (iii) the number of shares to be earned pursuant to the performance-based equity awards previously granted to each of NSAM’s executive officers (or to be granted for 2016) other than those with a performance period scheduled to end prior to the anticipated closing of the Merger in 2017. The size of the annual cash bonus pool and the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016 were fixed based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based equity awards described above was based on stock prices prior to the signing of the merger agreement and an assumed closing date in January 2017, and reflected the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Merger based on information available prior to the signing of the merger agreement.
The effectiveness of the letter agreements was contingent upon the closing of the Merger, which occurred on January 10, 2017.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2017, except that (i) a Form 4 was filed late in connection with shares of the Company’s Class A common stock received by Ms. Curtin in the Merger on January 10, 2017 as a result of her prior ownership of shares of Class A common stock of Colony Capital, and (ii) a Form 4 was filed late for each of Messrs. Barrack and Somers in connection with the redemption of shares of the Company’s Class F preferred stock on June 23, 2017.
Other Matters to Come Before the 2018 Annual Meeting
No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.
Stockholders Proposals and Nominations for the 2019 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 4, 2018.
In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from us upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2019 annual meeting must be received no earlier than November 4, 2018 and no later than December 4, 2018.
Householding of Proxy Materials
If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attention: Investor Relations, or telephone call to +1 (310) 282-8820. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

Additional Copies of Materials
Additional copies of this proxy statement, our annual report to stockholders or our Annual Report on Form 10-K for the year ended December 31, 2017 will be furnished without charge upon written request to: Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attn: Chief Legal Officer and Secretary. If requested by eligible stockholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017 for a reasonable fee.

0

COLONY NORTHSTAR, INC.

Proxy for Annual Meeting of Stockholders on May 8, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Darren J. Tangen and Ronald M. Sanders, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Colony NorthStar, Inc., to be held on May 8, 2018 at 8:00 A.M. ET, at Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036, and at any adjournments or postponements thereof, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not provided and the signed card is returned, the proxies will vote in accordance with the Board of Directors recommendations listed on the reverse side.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

COLONY NORTHSTAR, INC.

May 8, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2018.
The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/21248

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333333330000 6 050818

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

	FOR	AGAINST	ABSTAIN
Thomas J. Barrack, Jr.	☐	☐	☐
Richard B. Saltzman	☐	☐	☐
Douglas Crocker II	☐	☐	☐
Nancy A. Curtin	☐	☐	☐
Jon A. Fosheim	☐	☐	☐
Justin E. Metz	☐	☐	☐
George G. C. Parker	☐	☐	☐
Charles W. Schoenherr	☐	☐	☐
John A. Somers	☐	☐	☐
John L. Steffens	☐	☐	☐
2. Approval of an advisory proposal regarding the compensation paid to Colony NorthStar, Inc.'s named executive officers (the "Say on Pay" proposal).	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2018.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.